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                SECURITIES AND EXCHANGE COMMISSION
                      450 Fifth Street, N.W.
                    Washington, D. C.   20549
                ----------------------------------

                             FORM 10
           General Form for Registration of Securities

               Pursuant to Section 12(b) or (g) of
               The Securities Exchange Act of 1934


                     INDO-PACIFIC ENERGY LTD.
      (Exact name of registrant as specific in its charter)


British Columbia, Canada           Not Applicable
(State of Incorporation)           (I.R.S. Employer

                        Identification No.)

1200-1090 West Pender Street
Vancouver, British Columbia Canada V6E 2N7
(Address of executive offices.)    (Postal Code)


Registrant's telephone number:     (604) 682-6496


Copies to:                         G. A. MacDonald
                                   Indo-Pacific Energy Ltd.
                                   1200-1090 West Pender Street
                                   Vancouver, British Columbia
                                   Canada V6E 2N7

Securities to be registered pursuant to Section 12(b) of the Act:

                               NONE
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                         (Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

                           COMMON STOCK
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                         (Title of Class)

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ITEM 1.   BUSINESS

GENERAL

     Indo-Pacific Energy Ltd. (the "Registrant") is an oil and gas exploration company based in Vancouver, British Columbia, Canada which has interests in the Asia-Pacific region in hydrocarbon properties described in Item 3. The Registrant is to a lesser extent involved in the development and production of hydrocarbons. The majority of the Registrant's properties are in the exploration stage. Total production revenue for the nine months ended September 30, 1997 was CDN$500,267. The Registrant's focus is on the acquisition, exploration and development of properties in the Asia-Pacific region, with the objective of establishing a solid cash flow base, and participating in high potential exploration blocks in under-explored countries with attractive fiscal regimes.

     All monetary amounts contained in this Statement are, unless otherwise indicated, expressed in Canadian dollars. On September
29, 1997 the buying rate for Canadian dollars was US$1.00 for CDN$1.3837. Rates of exchange are obtained from the Bank of Canada and believed by the Registrant to approximate closely the rates certified for customs purposes by the Federal Reserve Bank in New York. See Item 2. Financial Information - Exchange Rates.

General Development of the Business

     The Registrant was incorporated on July 31, 1979 under the name Pryme Energy Resources Ltd. by the registration of memorandum and articles under the Company Act (British Columbia, Canada). On March 21, 1980 the Registrant became a reporting or distributing company in British Columbia with the issuance of a receipt for its initial prospectus offering. The business of the Registrant was not successful and the Registrant was reorganized. On August 23, 1985 the name was changed to Newjay Resources Ltd. and a consolidation of its common shares on a 2.5 old for one new basis occurred. The business of the Registrant was the exploration for hydrocarbons in Alberta, California and Texas. The business of the Registrant was not successful and the Registrant was again reorganized. The
Registrant applied for and was deemed inactive by the Vancouver Stock Exchange on February 26, 1993 and subsequently completed a reorganization satisfactory to the Vancouver Stock Exchange and was removed from inactive status on April 25, 1994. On August 25, 1993 the name of the Registrant was changed to Consolidated Newjay Resources Ltd.
and a consolidation of its common shares on a 3.5 old for one new basis occurred. The Registrant did not commence any business after these events until 1996.





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     In April 1995, control of the Registrant was acquired by Mr.
Alex Guidi, who is currently a member of the board of directors, chairman and the promoter of the Registrant, and the current business of the Registrant began to be organized. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." On May 9, 1995 the name of the Registrant was changed to its current name. A stock subdivision of its common shares on a 1.5 new for one old basis occurred on April 15, 1996 and a further subdivision of its common shares on a two new for one old basis on May 31, 1996 occurred. The Registrant began to acquire its current hydrocarbon assets in 1996. See "ITEM 3. PROPERTIES."

     The common shares of the Registrant commenced trading in January 1996 on the Bulletin Board operated by the National
Association of Securities Dealers, Inc. (the "Bulletin Board") and trades under the symbol "INDX." Trading in the common shares of the Registrant was halted by the Vancouver Stock Exchange on September 12, 1996 and the Registrant was voluntarily delisted from the Vancouver Stock Exchange on September 13, 1996.

     On September 25, 1997 the Registrant was continued from being a corporation subsisting under the Company Act (British Columbia) to a corporation subsisting under the Business Corporations Act
(Yukon). The Registrant maintains its head office in Vancouver, British Columbia and an exploration office in Wellington, New
Zealand.

     In 1996 and the first nine months of 1997, the Registrant acquired interests in petroleum exploration licenses in New Zealand, Australia and Papua New Guinea. The Registrant also acquired the outstanding shares of Minora Energy (New Zealand ) Ltd. and entered into a joint study agreement with China National Oil and Gas Exploration and Development Corporation for the study of the Nanling and Wuwei basins, Anhui province, China. The exploration of certain of the petroleum interests commenced in 1996. The Registrant continued to acquire and explore petroleum interests.

     The Registrant's operations are conducted through its wholly-owned subsidiaries, as described below:

The Registrant -               100%

Indo-Pacific Energy (NZ) Limited        Indo-Pacific Energy (PNG)

                                  Pty. Ltd.

     100%      Indo Overseas            Indo-Pacific Energy
               Exploration Ltd. (B.C.)  Pty. Ltd. (Aust.)

Ngatoro Energy Limited (N.Z.)
     100%

PEP 38716

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Unless the context indicates otherwise, the "Registrant" will refer to Indo-Pacific Energy Ltd. and its subsidiaries.

     The Registrant has financed the revival and conduct of its business by the issuance of common shares and other securities by way of private placements.

DISCUSSION OF DEVELOPMENT OF BUSINESS

Development of Business

     The following is a discussion of the development of the business of the Registrant between January 1, 1996 and September 30, 1997. For a discussion of intended operations to September 30, 1998. See "ITEM 1. BUSINESS - PLAN OF OPERATIONS." All references to percentage of ownership are working interests.

New Zealand, East Coast Basin, North Island

     Petroleum Prospecting License PPL 38312 (10.5%)

     PPL 38312 was granted on August 26, 1996 to Asia Pacific Oil Co. Ltd. In August 1997, the Registrant earned a participating interest of 10.5% in the license by funding 10.5% of the costs of drilling the Waitaria-1 well. The other participants are Asia Pacific Oil Co. Ltd. (64.5%%), Arthur Oil Ltd. (2.5%), Everest
Oil Co. Ltd. (12.5%) and Trans-Orient Petroleum Ltd. (10.0%). Asia Pacific Oil Co. Ltd. is the operator. The permit expires in November 1998, but is renewable for a further five years over 50% of the permit area. Any production permits granted will be for a term of up to 40 years from the date of issue. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

     The conditions of the permit require the participants by October 1997, to re-enter and complete the drilling of Waitaria-1 well to 1600 meters unless geological or engineering constraints make this unreasonable and before November 15, 1997 to assess the well and if appropriate apply for an extension of the duration of the license in order to undertake a further work program.

     In the third quarter of 1997, the participants drilled the Waitaria-1 well which encountered gas bearing formations, but was abandoned due to engineering problems encountered while drilling before the target Tunani sandstones were reached.

     The participants intend to collect seismic data in the first half of 1998 to define additional drilling targets and to apply for a renewal of PPL 38312 in 1998.




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     Petroleum Exploration Permit PEP 38328 (40.0%)

     PEP 38328 was granted on July 1, 1996. The Registrant assigned a 10% working interest to Trans-Orient Petroleum Ltd. in consideration that Trans-Orient pay for 20% of the dry hole costs of drilling the Kereru-1 well. By an agreement dated November 1, 1996, and subsequent arrangements, Boral Energy Resources Limited acquired a 37.5% participating interest in PEP 38328 from the Registrant and other parties, by funding a disproportionate share of costs associated with the drilling of the Kereru-1 well, up to and including the plugging and abandonment of the well. By an agreement dated September 15, 1997 the Registrant paid the costs of Trans-Orient in consideration that Trans-Orient issue to the Registrant 233,510 common shares at $1.3918 (US$1.00) per share.

     The other participants in the license are Trans-Orient
Petroleum Ltd. (22.5%) and Boral Energy Resources Limited
(37.5%). The Registrant is the operator. The permit area is 785,000 acres (1,226 square miles). The permit is for five years, renewable for a further five years over 50% of the license area. Any production permits granted will be for a term of up to 40 years from the date of issue. The Crown in right of New Zealand reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

     The conditions of the permit require that before July 1, 1997 the participants reprocess existing seismic data over the Kereru Prospect, collect, process and interpret at least eight km of new seismic data and drill one exploration well to a minimum depth of 1,500 meters to test the Pliocene section of the Kereru Prospect.
Before July 1, 1998 the participants are required to collect and process 240 km of new seismic data and reprocess 300 km of existing seismic data. By July 1, 1999 the participants are required to conduct geologic field studies and complete a permit review report. By July 1, 2000 the participants are required to collect such other data as is necessary to make a drilling decision and, subject to their commitment to do so, by July 1, 2001 to drill an exploration well to a depth of at least 1,500 meters.

     In the fourth quarter of 1996, the Kereru-l exploration well was drilled to a depth of 1,938 meters (6,391 feet).  Several thin and separated potential pay reservoir sandstones were
encountered, but the Registrant and the other participants decided that the results did not justify the expense of flow testing the well.
The well was plugged.  In the first half of 1997, a 120 mile seismic
survey costing approximately $1,000,000 was completed.   Data was
exchanged with adjacent permit holders and indicated a previously unidentified structure in the northern part of the permit area.




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     At September 30, 1997 further exploration was to be
determined after processing and interpretation of new and existing seismic data.

     Petroleum Exploration Permit PEP 38330 (34%)

     PEP 38330 was granted on July 1, 1996. The other participants are Mosaic Oil NL (33%) and Moondance Energy Property Ltd. (33%). The Registrant is the operator. The permit area is 1,077,000 acres (1,683 square miles). The permit term is for five years, renewable for a further five years over 50% of the permit area. Any production permits granted will be for a term of up to 40 years from the date of issue. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

     The conditions of the permit require the participants by July 1, 1997 to review all existing data, undertake field sampling, reprocess a minimum of 80 km of existing seismic data and undertake certain test for seismic planning purposes. By July 1, 1998 the participants are required to collect, process and interpret a minimum of 12 km of seismic data and undertake a structural review of the permit area. By July 1, 1999 the participants are required either to collect, process and interpret a minimum of 60 km of seismic data, and either commit to drill an exploration well before July 1, 2001 or to collect, process and interpret a further 25 km of seismic data before July 1, 2001. Subject to their commitment to do so, the participants are required to drill an exploration well before July 1, 2001 and submit a further program of exploration for approval.

     At September 30, 1997 a 25 km regional seismic line had been completed over the main structural features in the license area, including the Matanui and Pauariki anticlines, both of which may be drilling targets. Data is being processed before a decision on further exploration is made. Also, the Waingoromia-1 well, which produced in the 1880's, was relocated and found to be leaking hydrocarbons.

     Petroleum Exploration Permit PEP 38332 (42.5%)

     PPL 38332 was granted on August 25, 1997. The other participants are Boral Energy Resources Limited. (37.5%) and Trans New Zealand Oil Company Ltd. (20%). The Registrant is the operator. The permit area is situated immediately south of PEP 38328 and is 1,012,000 acres (1,581 square miles) in area. The permit term is for five years, renewable for a further five years over 50% of the license area. Any production permits granted will be for a term of up to 40 years from the date of issue. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

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     By December 24, 1998, the participants are required to
reprocess 100 km of existing seismic data, collect 25 km of new seismic data, undertake photogeologic and field geological mapping, complete an evaluation of the exploration potential of the permit area and make a further work commitment or relinquish the permit. By December 24, 1999, the participants are required to collect 50 km of seismic data, complete an evaluation of the exploration potential of the permit area and make a further work commitment or relinquish the permit. By June 24, 2000, the participants are required to drill one exploration well and submit a further program of work for approval.

     At September 30, 1997 a regional seismic program had been completed over the northern part of the permit area. This and earlier data are being processed before a decision on further exploration is made.

     Petroleum Exploration Permit PEP 38723 (40%)

     PEP 38723 was granted on October 30, 1997. The other participants are Trans-Orient Petroleum Ltd. (40.0) and Trans New Zealand Oil Company (20.0%). The Registrant is the operator. The permit area is 19,783 acres (30.9 square miles) in area. The permit term is for five years, renewable for a further five years over 50% of the license area. Any production permits granted will be for a term of up to 40 years from the date of issue. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

     By January 31, 1999, the participants must reprocess a minimum of 50 km of seismic data, re-evaluate prospects and leads, review relevant existing wells to identify a potential Mount Messenger sand play and develop a sand distribution model in conjunction with the seismic interpretation, identify and high grade leads for further seismic acquisition and either make a firm commitment to continue the work program or surrender the permit. By April 30, 2000 the participants must collect a minimum of six square km of 3D seismic data, or 2D swathe coverage of equivalent detail, interpret the new data and identify and consider drilling targets. If the participants continue, by October 30, 2000 they must drill an exploration well to a minimum depth of 1600 meters unless geological or engineering constraints encountered while drilling make this unreasonable and either submit a satisfactory work program for the remainder of the permit term or surrender the permit.

     In 1996 and 1997, previous holders of PEP 38723 reprocessed seismic data and the Registrant is involved in a seismic reprocessing program in the area. Completion of this work is required to be able to identify prospects. Before January 31, 1999 the participants intend to carry out the first phase of the

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required work at an estimated cost of US$75,000 and, if results warrant, proceed to the second stage of the work program at an estimated cost of US$420,000.

New Zealand, Onshore Canterbury Basin, South Island

     Petroleum Exploration Permit 38256 (35%)

     PEP 38256 was granted on August 25, 1997 to the Registrant and to Trans-Orient Petroleum Ltd. The Registrant and Trans-Orient Petroleum Ltd. assigned an interest of 20% to Trans New Zealand Oil Company and an interest of 10% to Gondwana Energy Ltd., leaving each of the Registrant and Trans-Orient Petroleum Ltd. with an interest of 35%. The Registrant is the operator. The permit area is situated in the area surrounding Christchurch, South Island and is 2,760,120 acres (4,312.69 square miles) in area. The permit term is for five years, but at the end of the third year of the permit the participants must relinquish at least 50% of the permit area. Any production permits granted will be for a term of up to 40 years from the date of issue. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

     By November 25, 1998 the participants are required to locate and analyze petroleum seeps within the permit area, model existing gravity data and acquire new gravity data, collect and interpret a minimum of ten magnetotelluric stations, process existing seismic data and complete surface geological work. If the permit is not surrendered, the participants are required by August 25, 1999 to collect, process and interpret 80 kilometers of new seismic data. If the permit is not surrendered, by February 25, 2000 the participants are required to acquire, process and interpret 120 kilometers of new seismic data. If the permit is not surrendered, the participants are required by August 25, 2000 to drill an exploration well to the lesser of 1200 meters or the economic basement.

     At September 30, 1997 the participants were planning the first phase of required work in order to determine the geologic structure of the sedimentary basin. If the interpretation of the geologic structure indicates the possible existence of hydrocarbons, the participants will conduct further seismic surveys in order to determine the location of possible drill targets.

New Zealand, Onshore Taranaki Basin, North Island

     Petroleum Mining Permit PMP 38148 (5.0%)

     Effective September 1, 1996 the Registrant bought the outstanding shares of Minora Energy (New Zealand) Limited for AUS$575,000 (CDN$478,755, US$348,790). The name of the company was changed to Ngatoro Energy Limited. Ngatoro Energy Limited owns a five percent participating interest and revenue interest in petroleum mining permit 38148, which has four producing oil wells and two shut-in gas wells. The permit expires on December 23, 2010. Production is from turbidite sandstones of the Mount Messenger Formation at depths of 1,500 meters to 2,000 meters. The other participants are New Zealand Oil & Gas Ltd. (35.43%) and Fletcher Challenge Energy Taranaki Ltd. (59.57%). New Zealand Oil & Gas Ltd. is the operator. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

     In the nine months ended September 30, 1997, the Registrant received revenues of $500,267. Production from the four oil wells remained steady at between 1,400 and 1,500 barrels per day. A flow test was done on one of the shut-in gas wells flowed gas at sustained rates in excess of four million cubic feet per day, establishing a new gas field in the permit area. At September 30, 1997 the participants planned to rework the producing wells, develop the gas well, and drill two additional wells. Negotiations are progressing to sell flare gas and booked gas reserves from the existing wells to a contract total of ten billion cubic feet.

     Petroleum Prospecting License PPL 38706 (7.75%)

     PPL 38706 is in the last year of its ten year term and will expire on August 1, 1998. Before that date, the participants are required to drill one exploration well. Two well locations are under consideration for drilling in the second quarter of 1998. Should a discovery be made, the participants may apply for a petroleum mining permit over the extent of the discovery for a term of up to 40 years. The license is operated by Fletcher Challenge Energy Taranaki Ltd. which holds the remaining 92.25% working interest in the license. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

     Petroleum Exploration Permit PEP 38716 (24.8%)

     A participating interest of 38.4% in PEP 38716 was acquired by the Registrant on January 30, 1996. On application, the effective date was changed to April 10, 1996. A participating interest of six percent was assigned to Durum Energy Corp. By agreement effective July 1, 1997 with Australian Worldwide Exploration NL, the participants assigned a 25% participating interest to Australian Worldwide in consideration that Australian Worldwide pay 50% of the dry hole costs of drilling an exploration well to earn a 25% interest. After giving effect to this assignment, the other participants are Durum Energy Corp. (4.0%), Marabella Enterprises Ltd. (39.6%), Euro-Pacific Energy


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Pty. Ltd. (6.6%) and Australian Worldwide Exploration NL (25.0%).
Marabella Enterprises Limited, a subsidiary of Bligh Oil &
Minerals NL, is the operator.

     The permit is about 67,000 acres (104 square miles) in area. The permit term is for five years, renewable for a further five years over 50% of the license area. Any production permits granted will be for a term of up to 40 years from the date of issue. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

     The conditions of the permit require the participants within 18 months of the commencement date to reinterpret 250 km of existing seismic data, acquire, process and interpret 30 km of new seismic data, collect gravity data and commit to a second phase of work. The second phase of work requires the participants to drill an exploration well to a depth of 2,500 meters or another approved depth before August 1, 1998. In the second quarter of 1996, a program of aeromagnetic survey and reprocessing of existing seismic data was undertaken. In the first quarter of 1997 a total of 60 km of new seismic data was acquired to assist in defining a drill location on the Crown Prospect in the northern part of the permit area. The program confirmed the presence of the Crown Prospect at the Tikorangi Limestones and deeper levels and also detailed the shallower Oru Prospect. Drilling of an exploration well is scheduled for the second quarter of 1998.

     Petroleum Exploration Permit PEP 38720 (50.0%)

     A participating interest of 50% in PEP 38720 was acquired by the Registrant on September 2, 1996. The other participant is Trans-Orient Petroleum Ltd. The Registrant is the operator.

     The permit is approximately 6,322 acres (9.8 square miles) in area and the term of the permit is five years, renewable for a further five years over 50% of the permit area. Any production permits granted will be for a term of up to 40 years from the date of issue. The Crown in right of New Zealand reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

     Before September 2, 1997, the participants are obligated to reprocess a minimum of 100 miles of existing seismic data, undertake modeling of the seismic data to investigate reservoir distribution, undertake a reservoir engineering review of flow-tested off-set wells to investigate likely productivity potential within the permit area and either commit to drill one exploration well before September 2, 1998 or commit to collect, process and interpret a minimum of 15 km of new seismic data before March 31, 1999. If an exploration well is drilled, a program for further exploration must then be submitted for approval. If further seismic work is done, the participants must commit by March 31, 1999 to drill an exploration well before September 2, 1999 or relinquish the permit.

     In the first half of 1997, the participants completed 38 km of seismic survey. At September 30, 1997 the data had been processed and confirmed the Waitoriki Prospect as a sizable gas-condensate drilling target within the Kapuni formation at depths below 3,500 meters. Sandstones of the Mount Messenger Formation are also oil discovery objectives at depths between 1,500 and 2,000 meters. The participants are planning to drill an exploration well at an estimated cost of US$1,200,000 when a drilling rig becomes available in 1998. The Registrant's portion of budgeted costs is US$600,000.

Papua New Guinea

     Petroleum Prospecting License PPL 192 (40.0%)

     A participating interest of 80% in PPL 192 was acquired by the Registrant in January 1997. The Registrant assigned a 20% participating interest to each of Trans-Orient Petroleum Ltd. and Durum Energy Corp. The remaining participant is Mosaic Oil Niugini Pty. Ltd. (20%). The Registrant is the operator.

     PPL 192 grants the exclusive right to explore for petroleum for an initial six year term commencing January 28, 1997, extendable for a further five year term over 50% of the original area, and the exclusive right to enter into a production agreement upon a discovery. A production agreement provides the right to produce any oil and gas discovered for a period of up to 30 years from discovery, subject to a maximum 22.5% participating interest that can be acquired by the Government of Papua New Guinea and a two percent participating interest that can be acquired by local landowners.

     PPL 192 comprises some 1,200,000 acres (1,875 square miles) located in the foreland of the Papuan Basin, immediately south of the Highlands fold belt. Previous seismic work by Shell US (Pecten) identified a number of exploration targets and drilled the Langia-1 gas discovery well. However, the license has in general been only lightly explored. The main areas of interest are the Kamu Prospect, the Mamboi Prospect and the area surrounding the Langia gas discovery. The license requires the participants to reprocess seismic and other data in the first year of the license at a cost of US$100,000 and in the second year of the license to spend US$100,000 on an area review and an analysis of gas development in a "Kamu" type gas discovery. If work proceeds in the license area, 50 km of seismic work are required in the third year of the license and drilling of an exploration well is required in the fourth year of the license.

     At September 30, 1997, the Registrant was examining existing data before designing an exploration program.

Australia

     Offshore Petroleum Exploration Permit Ashmore Cartier
AC/P19, Timor Sea (65.0%)

     A participating interest of 65.0% was acquired by the Registrant in AC/P19 in May 1997. The other participant is Mosaic Oil NL (35.0%). The Registrant is the operator.

     The permit comprises some 364,500 acres (570 square miles) and encompasses the Cartier Trough and parts of the Ashmore Platform. The permit has a term of six years. In the first three years of the permit, the participants are required to carry out a program of seismic reprocessing and acquisition, including the collection of 400 km of seismic data, with an estimated cost of AUS$900,000. At September 30, 1997, the Registrant was planning the initial exploration program.

     Offshore Gippsland Basin, Bass Strait Permit VIC/P-39
(33.33%)

     A participating interest of 33.33% was acquired by the Registrant in VIC/P-39 in June 1997. The other participants are Mosaic Oil NL (33.33%) and Moondance Energy Pty. Ltd (33.33%).
Mosaic Oil NL is the operator.

     The permit comprises some 541,250 acres (845 square miles). The permit has a term of six years. The permit provides for certain minimum work requirements. In the first year, the participants must reprocess certain seismic data. In the second year, a 500 km seismic survey must be completed. In the third year, an exploration well must be drilled. The work requirements for the balance of the permit are not mandatory. The estimated cost for the first three years is AUS$7,500,000. Further seismic interpretation, seismic data collection and drilling is prescribed.

     Offshore Exploration Permit WA-199-P, Western Australia
(5.0%)

     Pursuant to an agreement dated September 15, 1997 with Boral Energy Resources Limited, a participating interest of five percent is to be acquired by the Registrant in WA-199-P in consideration that the Registrant pay the lesser of ten percent of the dry hole costs of drilling the Kittiwake-1 well or AUS$850,000 (US$636,000). The other participants are Boral Energy Resources Limited (24.869%), which is the operator, Petroz NL (11.392%), TAP Oil NL (10.0%), Asisun Pty. Ltd. (10.027%) and Santos (BOL) Pty Ltd. (38.712%)

     The permit requires the participants to complete geological and geophysical studies with an estimated cost of AUS$100,000 (US$75,000) by December 31, 1997 and to drill two exploration wells by December 31, 1998 with an estimated cost of AUS$12,700,000 (US$9,500,000).

China

     China-Joint Study Agreement of March 18, 1996 (50%)

     A Joint Technical Study Agreement of March 18, 1996 between China National Oil and Gas Exploration and Development Corporation and the Registrant and Moondance Energy Limited provides for the preparation of a comprehensive study report of the Nanling and Wuwei Basins, Anhui Province, China. The area involved is about 2,500,000 acres (3,906 square miles). Operatorship is vested in the person of the chief executive officer of the Registrant. The Registrant and Moondance Energy Limited are required to bear all costs. A Geophysical Study Agreement or a Production Sharing Contract may be negotiated before March 1998.

     At September 30, 1997 the Registrant was reprocessing about
600 miles of seismic data in its evaluation of the basins.
Conceptual planning and costing of exploration wells on the Hongzhuang Prospect in the Nanling Basin and on the Longtangwon
Prospect in the Wuwei Basin and an assessment of the cost of additional seismic work were being completed and the negotiation of a Production Sharing Agreement China National Oil and Gas
Exploration and Development Corporation was underway.

PLAN OF OPERATIONS

     The plan of operations for the remainder of fiscal 1997 and the first nine months of fiscal 1998 is as follows:

New Zealand, East Coast Basin, North Island

     Petroleum Exploration Permit PEP 38312 (10.5%)

     The Registrant intends to collect, process and interpret seismic data at an estimated cost of US$285,000. The
Registrant's portion of the budgeted cost is US$30,000.

     Petroleum Exploration Permit PEP 38328 (40.0%)

     The Registrant intends to continue to collect, process and interpret seismic data at an estimated cost of US$600,000. The
Registrant's portion of the budgeted cost is US$240,000.

     Petroleum Exploration Permit PEP 38330 (34%)

     The Registrant intends to continue the processing and interpretation of seismic data at an estimated cost of US$200,000. The Registrant's portion of the budgeted cost is US$68,000.

     Petroleum Prospecting License PPL 38332 (42.5%)

     The Registrant intends to continue the collection, processing and interpretation of seismic data at an estimated cost of US$250,000. The Registrant's portion of the budgeted cost is US$106,000.

     The Registrant intends to apply for the acquisition of further petroleum exploration rights in the East Coast Basin, New Zealand, covering a renewal of the area currently held as PPL 38312.

New Zealand, Onshore Canterbury Basin, South Island

     Petroleum Exploration Permit 38256 (35%)

     To November 1999, the Registrant intends to locate and analyze petroleum seeps within the permit area, model existing gravity data and acquire new gravity data, collect and interpret a minimum of ten magnetotelluric stations, process existing seismic data and complete surface geological work at an estimated cost of US$545,000. The Registrant's portion of the budgeted costs is US$191,000.

New Zealand, Taranaki Basin, North Island

     Petroleum Mining Permit PMP 38148 (5.0%)

     The participants intend to workover the producing Ngatoro-1 well in the last quarter of 1997 and to enhance the production levels in the other producing wells. After this, a development well is planned to be drilled in the Ngatoro-2 pool and an exploration well is planned to be drilled to test an undrilled structure in the PMP 38148 area. The estimated cost of the workover program is US$380,000 and of the drilling of the two wells is US$2,067,000. The Registrant's portion of the budgeted cost is US$122,000.

     Petroleum Prospecting License 38706 (7.75%)

     The participants propose to drill either one or two exploration wells at an estimated cost of US$3,000,000. The locations of the wells have not been finalized. The Registrant's portion of the budgeted cost is US$233,000.

     Petroleum Exploration Permit PEP 38716 (24.8%)

     On PEP 38716, the participants intend to drill, and if successful complete, the Crown-1 well and complete geological studies at an estimated cost of US$4,000,000. The Registrant's portion of the budgeted cost is US$684,000.

     Petroleum Exploration Permit PEP 38720 (50.0%)

     On PEP 38720, the participants intend to drill an exploration well to test the Mount Messenger Formation at an estimated cost of US$1,000,000. The Registrant's portion of the budgeted cost is US$500,000.

     Petroleum Exploration Permit PEP 38723 (40%)

     Before January 31, 1999 the participants intend to carry out the first phase of the required work at an estimated cost of US$75,000 and, if results warrant, proceed to the second stage of the work program at an estimated cost of US$420,000. The
Registrant's portion of budgeted costs is US$198,000.

Papua New Guinea

     Petroleum Prospecting License PPL 192 (40.0%)

     The participants intend to carry out a geological work program, license administration and a seismic data collection, processing and interpretation program at an estimated cost of US$1,600,000. The Registrant's portion of the budgeted cost is US$640,000.

     The Registrant is in the process of applying for further interests in Papua New Guinea.

Australia

     Offshore Petroleum Exploration Permit Ashmore Cartier
AC/P19, Timor Sea (65.0%)

     The participants intend to carry out a geological program and a seismic collection, processing and interpretation program at an estimated cost of US$600,000. The Registrant's portion of the budgeted cost is US$390,000.

     The Registrant is in the process of applying for further offshore interests in the Timor Sea.

     Offshore Gippsland Basin, Bass Strait Permit VIC/P-39
(33.33%)

     The participants intend to carry out a program of seismic collection, processing and interpretation at an estimated cost of US$600,000. The Registrant's portion of the budgeted cost is US$200,000.

     Offshore Exploration Permit WA-199-P, Western Australia
(5.0%)

     The participants intend to drill an exploration well in the first quarter of 1998 at an estimated cost of US$6,360,000. The Registrant's portion of the budgeted costs is US$636,000 to earn its five percent interest in the permit. After earning its interest, the Registrant will, if it continues to participate, pay five percent of the expenses incurred by the participants. A second exploration well may be drilled in the last quarter of 1998.

China

     China-Joint Study Agreement of March 18, 1996 (50%)

     The Registrant and Minora Energy (New Zealand) Ltd. are nearing the completion of the study of existing seismic data and the preparation of the report on the Nanling and Wuwei basins. The Registrant is in the process of negotiating a Production Sharing Contract with China National Oil and Gas Exploration and Development Corporation and, if successful, the participants intend to carry out further seismic work in the first half of 1998. Along with the costs of administration, the estimated costs are US$1,105,000 of which the Registrant's portion is US$553,000.

     If warranted, the participants intend to drill two exploration wells in the first half of 1999.

ACQUISITION, EXPLORATION AND DEVELOPMENT EXPENDITURES

     The Registrant has incurred expenditures of $1,610,539 to December 31, 1996 and $1,577,211 in the first nine months of 1997 in the acquisition, exploration and development of petroleum properties.

                           RISK FACTORS

     The common shares of the Registrant must be considered a speculative investment due to a number of factors. The purchase of the common shares involves a number of significant risk factors.
Purchasers of common shares should consider the following:

     1. No History of Operations and Reliance on Expertise of Certain Persons. The Registrant has no history of operations and is dependent on the management by its president and, in the acquisition, exploration and development of petroleum properties, and on the advice of consulting geologists retained by the Registrant from time to time. The current president of the Registrant is experienced in the acquisition, exploration and development of petroleum properties in New Zealand and other Asian countries, particularly China, Papua New Guinea and Australia. Should the current president leave the Registrant, the Registrant may have difficulty in finding a person of comparable education and experience to manage the business of the Registrant.

     2. Limited Financial Resources. The Registrant has limited financial resources and, if the business is not profitable, may not be able to raise sufficient funds to sustain, continue or expand its business. The Registrant currently has limited revenues and relies principally on the issuance of common shares to raise funds to finance the business of the Registrant. There is no assurance that market conditions will continue to permit the Registrant to raise funds if required.

     3. Competition with Other Companies. Other companies with greater financial resources or expertise are in competition with the Registrant. The Registrant must compete with such companies in bidding for the acquisition of petroleum interests from various state authorities, in purchasing or leasing equipment necessary to explore for, develop and produce hydrocarbons and in obtaining the services of personnel in the exploration for, and development and production of, hydrocarbons. While the Registrant has acquired various rights to explore, there is no assurance that personnel and equipment will be available to carry out the programs planned by the Registrant.

     4. Failure to Locate Commercial Quantities of Hydrocarbons and Geological Risks. There is no assurance that commercial quantities of hydrocarbons will be discovered and prices for hydrocarbons may vary, rendering any deposit discovered uneconomic. In addition, even if hydrocarbons are discovered, the costs of extraction and delivering the hydrocarbons to market may render any deposit found uneconomic. Geological conditions are variable and unpredictable. Even if production is commenced from a well, the production will inevitably decline and may be affected or terminated by changes in geological conditions that cannot be foreseen or remedied by the Registrant.

     5. Governmental Laws and Local Conditions. Claims of aboriginal peoples may adversely affect the rights or operations of the Registrant and there is no assurance that governmental regulation will not vary, including regulations relating to prices, royalties, allowable production, environmental matters, import and export of hydrocarbons and protection of water resources and agricultural lands. The Registrant is subject to numerous foreign governmental regulations that relate directly and indirectly to its operations including title to the petroleum interests acquired by the Registrant, production, marketing and sale of hydrocarbons, taxation, environmental matters, restriction on the withdrawal of capital from a country in which the Registrant is operating and other factors. There is no assurance that the laws relating to the ownership of petroleum interests and the operation of the business of the Registrant in the jurisdictions in which it currently operates will not change in a manner that may materially and adversely affect the business of the Registrant. In particular, the Registrant is of the view that the laws of China and to a lesser extent those of Papua New Guinea relating to the business of the Registrant may be unable to be determined or may change with little or no notice or the Registrant may be subject to unofficial or local policies that materially and adversely affect the business of the Registrant. There is, however, no assurance that the laws of any jurisdiction in which the Registrant carries on business may not change in a manner that materially and adversely affects the business of the Registrant.

     6. Environmental Risks. The Registrant is subject to laws and regulations that control the discharge of materials into the environment, require removal and cleanup in certain circumstances, require the proper handling and disposal of waste materials or otherwise relate to the protection of the environment. In operating and owning petroleum interests, the Registrant may be liable for damages and the costs of removing hydrocarbon spills for which it is held responsible. Laws relating to the protection of the environment have in many jurisdictions become more stringent in recent years and may, in certain circumstances, impose strict liability, rendering the Registrant liable for environmental damage without regard to negligence of fault on the part of the Registrant. Such laws and regulations may expose the Registrant to liability for the conduct of, or conditions caused by, others or for acts of the Registrant that were in compliance with all applicable law at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on the business of the Registrant. The Registrant believes that it has conducted its business in substantial compliance with all applicable environmental laws and regulations.

     7. Indemnities may be Unenforceable or Uncollectible. The operating agreements with participants in a property provide for the indemnification of the Registrant as operator. There is no assurance that such indemnification will be enforceable or that a participant will be financially able in all circumstances to comply with its indemnification obligations, or that the Registrant will be able to obtain such indemnification agreements in the future.

     8. Possible Lack of or Inadequacy of Insurance. The Registrant maintains insurance against certain public liability, operational and environmental risks, but there is no assurance that an event causing loss will be covered by such insurance, that such insurance will continue to be available to, or carried by, the Registrant or, if available and carried, that such insurance will be adequate to cover the Registrant's liability.

     9. No Assurance of Earnings or Dividends and Taxation of Dividends. The Registrant has no history of earnings and there is no assurance that the business of the Company will be profitable and, even if the business of the Registrant is profitable, there is no assurance the board of directors will declare dividends on common shares. The register of members of the Registrant discloses that the majority of the shares of the Registrant are held of record by persons resident in the United States of America. If the Registrant should declare a dividend, a withholding tax of five percent is payable in Canada on payment of a dividend to a corporate resident of the United States of America holding more than ten percent of the shares of the Registrant and 15% to all other residents of the United States.

     10. Marketing of Petroleum Products. The availability of products sold, or to be sold, by the Registrant may be restricted or rendered unavailable due to factors beyond the control of the Registrant, such as change in laws in the jurisdictions in which the properties of the Registrant are located, changes in the source of supply in foreign countries, prohibition on use due to testing and licensing requirements and in certain areas of the world civil disorder or governmental confiscation without compensation.

     11. Activities of Management. The management of the Registrant and the growth of the Registrant's business depends on certain key individuals who may not be easily replaced if they should leave the Registrant; and persons in management have other business interests which may result in them devoting, from time to time, some of their time to such other interests.

     12. Inadequacy of Public Market. There is no assurance that the public market for the common shares of the Registrant will be maintained or that the holder of common shares will be able in all circumstances to sell such shares in the quantity and at the price desired by such holder.

     13. Restrictions in Applicable Securities Laws. Applicable securities laws may restrict the transfer of common shares and if an exemption is not available to a holder wishing to sell, the shares may not be transferred.

     14. Dilution. The Registrant may issue more common shares at prices determined by the board of directors, possibly resulting in dilution of the value of common shares, and, given there is no preemptive right to purchase common shares, if a member does not purchase additional common shares, the percentage share ownership of the member in the Registrant will be reduced.

     15. Loss of Investment. An investment in common shares of the Registrant should only be made by persons who can afford a complete loss of their investment and there is no assurance that the common shares of the Registrant will increase in value from the amount at which a member acquired common shares of the Registrant.

     16. Risk Inherent in Exploration. Most of the properties of the Registrant are at the exploration stage and, except for petroleum mining permit 38148, without known, commercial reserves of oil or gas. Oil and gas exploration and development involves a high degree of risk and few properties which are explored are ultimately developed into producing and profitable properties.

     17. Dealings With Associated Companies. The Registrant is associated through common directors, common officers, a common promoter and common shareholdings with four other companies. Mr.
Alex Guidi is the promoter, a member of the board of directors and the chairman of the Registrant. Mr. Guidi is also the promoter of Trans-Orient Petroleum Ltd. ("TOP"), Trans New Zealand Oil Company
("TNZ") and Gondwana Energy, Ltd. (Gondwana"). Dr. David Bennett is the president, chief executive officer and a member of the board of directors of the Registrant, TOP and Durum. Mr. John Holland is a director of the Registrant, a director and officer of TNZ and a director and officer of Gondwana. Messrs. Bernhard Zinkhofer and Peter McKeown are members of the board of directors of TOP and Durum. At September 30, 1997 Mr. Guidi beneficially held 5,904,076 common shares of the Registrant of a total outstanding of 28,262,328 common shares (20.89%) and held rights to acquire an additional 994,000 common shares at various prices. At October 15, 1997 Mr. Guidi beneficially held 2,463,700 common shares of TOP of a total outstanding of 9,063,520 common shares (27.18%) and held warrants entitling him to purchase an additional 1,557,000 common shares. At September 30, 1997 Mr. Guidi beneficially held
1,000,000 common shares of Durum of a total outstanding of 9,541,908 common shares (10.48%). At September 1997, Mr. Guidi held 4,938,000 common shares of TNZ of a total outstanding of 9,000,000 common shares (54.87%). The percentage participation of the Registrant and associated companies in a property is determined by the boards of directors of each company in accordance with applicable law. Persons who are not willing to rely on the exercise of judgment by the respective boards of directors in determining the participation in properties should not consider an investment in the shares of the Registrant or associated companies.

     18. Defeasance of Title. The possibility exists that title to one or more properties of the Registrant may be lost due to an omission in the claim of title. The Registrant does not maintain title insurance.


ITEM 2.   FINANCIAL INFORMATION

Forward-Looking Statements

     This Form 10, particularly the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended and section 21E of the Securities Exchange Act of 1934, as amended that are not historical facts concerning, among other things, market conditions, the demand for petroleum products, future acquisitions, future financings, future capital expenditures and future results of operations. Actual results may differ materially from those included in the forward-looking statements, and no assurance can be given that the Registrant's expectations will be realized or achieved. Important factors and risks that could cause actual results to differ from those referred to in forward-looking statements are discussed under the heading Item 1. Business-Risk Factors.

Introduction

     The following is a discussion of the Registrant's financial condition, results of operations, financial resources and working capital. This discussion and analysis should be read in conjunction with the Registrant's consolidated financial statements contained in this Form 10 under Item 13.

Overview

     The Registrant was not active in the acquisition, exploration and development of petroleum properties in 1995. The interests currently held by the Registrant began to be acquired in 1996. The Registrant has directed its efforts to the acquisition of petroleum interests of substantial acreage in under-explored areas that are geologically favorable for the discovery of the hydrocarbons. The risk inherent in the exploration for the discovery of hydrocarbons has been reduced by the participation of other companies as working interest participants. The Registrant has also established itself as the operator of programs on certain of the petroleum interests held by the Registrant in order to better control and manage the process of exploration and development of the petroleum interests.

Acquisition of Petroleum Interests, Exploration, Development and
Production

     The acquisition, exploration and development of, and production from, petroleum interests between January 1, 1996 and September 30, 1997 is described under Item 1. Business.

Selected Financial Information

     The following constitutes selected financial data for the Registrant prepared in accordance with Canadian generally accepted accounting principles for the last four completed financial years and for the nine month period ended September 30, 1997. The information, expressed in Canadian dollars unless otherwise indicated, must be read in conjunction with the more detailed financial information contained in the accompanying audited and management financial statements.

                      December 31               January 31
                  1996         1995        1995        1994        1993
                  ---------------------   -----------------------------
Current Assets    $13,154,012  $1,397,602  $  809,435  $  809,207  $  11,649
 Petroleum and Natural
  Gas Properties    1,517,758      83,178      14,581         nil        nil
 Property and
  Equipment            47,572       8,411         nil         nil        nil
 Incorporation
   Costs                  nil         971         971         971        971
Total Assets       14,719,342   1,490,162     824,987     810,178     12,620
 Share Capital     19,275,707   5,861,540   5,087,160   4,936,024  4,126,024
 Deficit           (4,675,656) (4,462,173) (4,280,531)(4,208,889) (4,156,158)
Gross Revenue         580,715      53,352      36,407      2,985       2,496
Net Loss             (213,483)   (181,642)    (71,642)   (52,731)   (128,840)
Net Loss
  per Share             (0.01)      (0.01)      (0.01)     (0.00)      (0.01)

                                     September 30
                              1997                1996
                              -------------------------------
Current Assets                $14,787,738         $13,966,611
 Petroleum and Natural
   Gas Properties               2,757,565             620,116
 Property and
   Equipment                      190,174              43,188
 Incorporation Costs                  nil                 971
Total Assets                   17,735,477          14,630,886
 Share Capital                 22,819,985          19,054,140
 Deficit                       (5,108,470)         (4,561,541)
Gross Revenue                     807,385             247,604
Net Loss                         (432,814)            (99,368)
Net Loss per Share                  (0.02)              (0.00)



UNDER U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                    September 30                December 31
                    1997          1996          1996          1995
                    -------------------         ----------------------
Current Assets      $14,787,738   $13,966,611   $13,154,012   $1,397,602
 Petroleum and Natural
  Gas Properties      2,757,565       620,116     1,517,758       83,178
 Property and
  Equipment             190,174        43,188        47,572        8,411
 Incorporation
  Costs                     Nil           971           Nil          971
Total Assets         17,735,477    14,630,886    14,719,342    1,490,162
 Share Capital       23,923,681    19,619,580    20,280,380    6,168,290
 Deficit             (6,212,166)   (5,126,981)   (5,680,329)  (4,768,923)
Gross Revenue           807,385       247,604       580,715       53,352
Net Loss               (531,837)     (358,058)     (911,406)    (244,642)
Net Loss
  per Share               (0.02)        (0.02)        (0.04)       (0.02)

     Certain transactions have occurred during the periods which may cause the data between periods to be not comparable. For fiscal 1996, refer to Item 1. Business - Development of Business, for a description of the acquisition of the interest in the Ngatoro Oil Field.

Exchange Rates

     On September 29, 1997, the buying rate for Canadian dollars was US$1.00: CDN $l.3837. The following table sets out the buying rate for Canadian dollars for the period indicated. Rates of exchange are obtained from the Bank of Canada and believed by the Registrant to approximate closely the rates certified for customs purposes by the Federal Reserve Bank in New York.

          1992      1993      1994      1995      1996

Year End  1.2709    1.3217    1.4018    1.3640    1.3706
Average   1.2083    1.2898    1.3659    1.3726    1.3636
High [1]  1.2887    1.3446    1.4065    1.4243    1.3852
Low [1]   1.1420    1.2425    1.3109    1.3303    1.3290

[1] The high and low buying rate figures are selected from daily high and low figures.

     The following is a summary statement of the material differences between Canadian and U.S. generally accepted accounting principles relevant in the preparation of the Registrant's financial statements:

     1. Under U.S. GAAP, compensation expense is recognized when the market value of stock options as at the grant date exceeds the exercise price of the stock options. Under Canadian GAAP, no such expense is recognized;

     2. Under U.S. GAAP, compensation expense is also recognized when shares held in escrow are released and the market value at the escrow release date exceeds the price of the escrow shares. Under Canadian GAAP, no such expense is recognized;

     3. Under U.S. GAAP, escrow shares are excluded from the weighted average number of shares outstanding used in the calculation of loss per share. Under Canadian GAAP, escrow shares are included in the weighted average number of shares outstanding; and

     4. Under U.S. GAAP, the ceiling test limits capitalized costs for petroleum and natural gas properties by the aggregate of the estimated present value, discounted by 10%, of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproven properties. Under Canadian GAAP, the ceiling test also limits capitalized costs for petroleum and natural gas properties but the aggregate of future net revenues from proved reserves are not discounted.

     For the effects of the above differences between Canadian and U.S. GAAP, refer to note 13 of the December 31, 1996 audited financial statements of the Registrant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

General

     The Registrant is in the exploration and evaluation stage on its oil and gas properties and hence has not yet achieved profitability or break even cash flow. The Registrant has experienced losses in each fiscal period reported on. Its main source of capital currently is the issuance of equity securities, which has a dilative effect on the Registrant's shareholders.
Total losses incurred from incorporation to September 30, 1997 were $5,108,470. The level of future operations may be limited by the availability of capital resources, the sources of which are not predictable. The results of operations should be largely measured by the success of the extent and quality of oil and gas discovered as a result of exploration programs. The sales value of any oil and gas discovered by the Registrant will be largely dependent on factors beyond the Registrant's control such as the market value of the hydrocarbons produced.

     The business of the Registrant was inactive during the 1995 fiscal year. The Registrant commenced the operation of its current business in 1996. The efforts of management have been directed towards the acquisition of petroleum interests and the commencement of exploration programs on the interests acquired. The Registrant is also the operator on certain of the interests acquired and to that end has established an exploration office in

Wellington, New Zealand. The acquisitions made by the Registrant between January 1, 1996 and September 30, 1997 are described under
Item 1. Discussion of Development of Business.

Operating Revenue

     Effective September 1, 1996 the Registrant bought the outstanding shares of Minora Energy (New Zealand) Limited for AUS$575,000 (CDN$478,755, US$348,790). The name of the company was changed to Ngatoro Energy Limited. Ngatoro Energy Limited owns a five percent participating interest and revenue interest in petroleum mining permit PMP 38148, which has four producing oil wells and two shut-in gas wells. In the year ended December 31, 1996 the Registrant received $222,501 from hydrocarbon sales and in the nine months ended September 30, 1997, the Registrant received revenues of $500,267. Production has remained relatively constant.

Costs and Expenses

     In the nine months ended September 30, 1997 the Registrant incurred expenses in the acquisition, exploration and development of petroleum interests of $1,577,211. The amount incurred in the acquisition, exploration and development of petroleum interests for the nine months ended September 30, 1996 was $536,938 and for the year ended December 31, 1996 was $1,610,539. The increase represents the acquisition of additional petroleum interests by the Registrant and development and implementation exploration programs.

     Amortization and depletion expense for the nine months ended September 30, 1997 was $365,252 and for the nine months ended September 30, 1996 was $3,922. Depletion and amortization expense for the year ended December 31, 1996 was $133,879. The increase resulted from the acquisition of additional petroleum interests between January 1, 1996 and September 30, 1997.

     General and administrative expenses for the nine months ended September 30, 1997 were $678,734 and for the nine months ended September 30, 1996 were $343,050. General and administrative expenses for the year ended December 31, 1996 were $556,716. The increase resulted from services required to be provided in connection with the acquisition of additional petroleum interests between January 1, 1996 and September 30, 1997, the establishment of an exploration office in Wellington, New Zealand and the increased level of exploration activity of the Registrant.

Interest Expense

     The Registrant finances its business primarily from the issuance of common shares and secondarily from the receipt of petroleum revenues from its interest in the Ngatoro oil field, New Zealand. The Registrant has not effected any borrowing and has consequently not incurred any interest expense.

Interest Income

     Interest income for the nine months ended September 30, 1997 was $307,118 and for the nine months ended September 30, 1996 was $247,604. Interest income for the year ended December 31, 1996 was $358,214. The increase was due to the receipt and deposit between January 1, 1996 and September 30, 1997 of $16,958,445 from the issuance of common shares.

Liquidity

     The Registrant has maintained an appropriate liquidity level to fund its expenditure programs in the past and has no reason to conclude that this will not continue for fiscal 1997. The Registrant is satisfied with its ability to access capital markets through private placements, public offerings, and convertible securities in order to preserve liquidity levels. The Registrant will utilize joint venture arrangements to reduce its exposure on exploration and development programs.

     As of December 31, 1996 the Registrant had $13,034,721 in working capital as compared with $1,306,807 as of December 31, 1995. As of September 30, 1997 the Registrant had working capital of $14,763,776 compared with working capital at September 30, 1996 of $13,828,324.

     During the fiscal year ended December 31, 1996, the Registrant completed a Canadian private placement of units distributed to British Columbia residents raising $3,030,000 through the issuance of 1,000,000 units at a price of $3.03 per unit, each unit consisting of one common share and one non-transferable share purchase warrant to purchase an additional share before May 27, 1997 at $3.03 per share and between May 28, 1997 and May 27, 1998 at $3.485 per share. The Registrant issued additional common shares to directors, senior officers and employees pursuant to the exercise of incentive stock options for gross proceeds of $10,384,167 (1,725,000 shares for $2.167 per share, 1,002,000 shares for $3.333 per share, 612,000 shares for $5.00 per share, 40,000 shares for $5.33 per share and 40,000 shares for $0.837 per share).

     During the fiscal period ended December 31, 1995, the Registrant issued 7,494,000 shares for $0.103 per share for gross proceeds of $774,380 pursuant to the exercise of share purchase warrants. No incentive options were exercised during this period.

     During the fiscal year ended January 31, 1995, the Registrant issued 1,406,250 shares for $0.003 per share held in escrow. The Registrant issued 1,506,000 shares at a price of $0.103 per share for gross proceeds of $155,620 pursuant to the exercise of share purchase warrants. No incentive options were exercised during this period.

Capital Resources

     The Registrant's capital resources are comprised primarily of private investors, including members of management, who are either existing contacts of the Registrant's management or who come to the attention of the Registrant through brokers, financial institutions and other intermediaries. The Registrant's management is of the view that conventional banking is unavailable to resource companies which are in the exploration stage. The Registrant's access to capital is always dependent upon general financial market conditions, especially those which pertain to venture capital situations such as oil and gas exploration companies. The
Registrant's capital resources have not changed in 1996 nor are they anticipated to change materially in 1997.

     It is management's intention to acquire, explore and develop oil and gas properties in the Asia Pacific region. Material capital commitments to September 30, 1998 are described in Item
1. Business - Plan of Operations.  These commitments total
US$3,926,700 which the Registrant has on deposit.

     The Registrant has no other anticipated capital expenditures of a material amount. However, the Registrant intends to acquire additional petroleum interests which may give rise to further capital expenditures.

     The Registrant has no agreements with management, investors, shareholders or anyone else respecting additional financing at this time. Because of the nature of the Registrant's business, there are no trends in the nature of its capital resources which could be considered predictable. To date, the Registrant's capital resources have consisted solely of the issuance of common shares pursuant to either public distributions, private placements or the exercise of convertible securities.

Results of Operations

     The Registrant is an exploration company. The Registrant's primary focus as of September 30, 1997 is the investigation and acquisition of oil and gas properties. The Registrant's policy is to acquire interests and where possible, minimize its risk exposure by farming out or joint venturing these interests to other industry participants.

     The Registrant's current property focus is on the acquisition and exploration of properties primarily in the Asia Pacific region with the objective of establishing a solid cash flow base and participating in high potential exploration blocks in under explored countries with attractive fiscal regimes.

     Revenues for the year ended December 31, 1996 were $580,715 compared with $53,352 for the period ended December 31, 1995. The Registrant's expenses for the year ended December 31, 1996 were $794,198 resulting in a per share book loss of $0.01 compared with $234,994 resulting in a per share book loss of $0.01 for the period ended December 31, 1995.

     Effective September 1, 1996 the Registrant bought the outstanding shares of Minora Energy (New Zealand) Limited for AUS$575,000 (CDN$478,755, US$348,790). The name of the company was changed to Ngatoro Energy Limited. This acquisition provided the Registrant with oil and gas revenues of $222,501 for the year ended December 31, 1996 and $500,267 for the nine months ended September 30, 1997. During the year ended December 31, 1996, interest income increased to $358,214 compared to $53,352 for the period ended December 31, 1995. This is due to the increase in cash of $13,414,167 provided by the issuance of common shares through private placements and exercise of stock options during the year ended December 31, 1996.

     Revenues for the period ended December 31, 1995 were approximately $53,000 compared with $36,000 for the year ended January 31, 1995. The Registrant's expenses for the period ended December 31, 1995 were approximately $235,000 resulting in a per share book loss of $0.01 compared with $108,000 resulting in a per share book loss of $0.01 for the year ended January 31, 1995.

     Revenues for the year ended January 31, 1995 were approximately $36,000 compared with $3,000 for the year ended January 31, 1994. The Registrant's expenses for the year ended January 31, 1995 were approximately $108,000 resulting in a per share book loss of $0.01 compared with $81,000 resulting in a per share book loss of $0.00 for the year ended January 31, 1994.

ITEM 3.   PROPERTIES

     The following is a brief description of the principal properties held by the Registrant. The terms and conditions of the permits and licenses under which the properties are held are discussed in Item 1. Business - Discussion of Development of
Business.

     ALTHOUGH THE REGISTRANT IS CURRENTLY RECEIVING SOME PRODUCTION REVENUE, THE REGISTRANT DOES NOT REPRESENT THAT IT HOLDS MATERIAL INTERESTS IN PROVEN PROPERTIES AS ALMOST ALL OF ITS PROPERTIES ARE IN THE EXPLORATION STAGE. THE REGISTRANT SHOULD BE CONSIDERED AN EXPLORATION AND DEVELOPMENT STAGE OIL AND GAS COMPANY.

     For definitions of technical terms in the following description of properties, see the Glossary of Terms.

GENERAL

     The formation of geological conditions for the generation, entrapment and location of hydrocarbons depends on a number of unpredictable factors. First, any system of sedimentary strata must contain a source of hydrocarbons. Secondly, the source rocks must have been buried in order for conditions favorable to the production of hydrocarbons to prevail and the hydrocarbons must have been expelled from the source formations. With expulsion, the hydrocarbons will migrate and strata into which the hydrocarbons migrate must be conducive to both the collection of the hydrocarbons in the strata and the sealing of the hydrocarbons within the strata in which they collect. Geological conditions are extremely varied and unpredictable. See Item 1. Business - Risk Factors.

New Zealand, East Coast Basin, North Island

     Regional Geology

     Geologically, the East Coast Basin area in north-east New
Zealand lies in the forearc of an active convergent plate margin between the subducting oceanic Pacific plate to the east and the Indian-Australian plate of continental composition to the west.
The rocks exposed on land are characterized by thick marine clastic sequences ranging in age from early Cretaceous to the Quaternary, with complex stratigraphy and structure. The stratigraphy may be simplified into five parts. The pre-Miocene geology can be divided into autochthonous and allochthonous sequences. Both sequences have some units in common, but there are material differences. The basement rocks are Early to Mid-Cretaceous. Overlying the basement rocks is an allochthonous unit that was emplaced by a foreland style thrust belt in early Miocene times. This emplacement occurred at the same time as a change in sedimentation from a slow, clastic-starved environment
(Late Cretaceous to Paleocene) to a rapid clastic deposition environment (Miocene to Quaternary). Overlying this unit is about 19,000 feet of Miocene strata that was laid down in a moderate to deep marine environment. The sequence is interspersed with turbiditic sandstone and mudstone sections of variable thickness of up to 100 feet. The structural geology in the area is complex, varying from large, open synclines and tight anticlines in the north to low angle normal faults of several hundreds of feet displacement in the west and disconformities and faulting in the south. From Pliocene times, there was rapid uplift in the area, which prevented further marine deposition, and rapid erosion began with normal faulting occurring throughout the area.

     Currently, there is no production from the East Coast Basin except for small scale local use of gas seeps.

     Petroleum Exploration Permit PEP 38328 (40.0%)

     Most of PEP 38328 is flat or gentle hill country, with some hilly areas to the south-east. The main population centers are the twin cities of Hastings and Napier, which has a port, with a combined population of about 110,000. These are the largest cities on the east coast of the North Island and service a largely rural area. Current gas consumption in the area is about 2.5 billion cubic feet. Gas is supplied by an eight inch pipeline from the Taranaki area on the west coast of the North Island. This pipeline passes through the center of the permit area.

     PEP 38328 has been very lightly explored. Only three wells have been drilled in the permit area and limited seismic data has been collected. A well in the south of the permit area encountered Pliocene reservoir limestones, but these were water saturated and the well was abandoned. Another well near Napier encountered gas but was not tested. Later, gas was collected for local use. A third well near Napier encountered Upper Pliocene turbidite sandstones which contained a gassy brine. Upper Miocene turbidite sandstones were also encountered below the Upper Pliocene. Other horizons also has indications that they were gas bearing.

     The Kereru Prospect was defined in 1988 to 1991, but much of the permit has not been explored with seismic techniques. One of the objects of the participants is to define additional structures in the permit area. The East Coast Basin has many oil seeps, gas seeps and indications of oil in outcrop but not enough is known about sub-surface structures to determine likely reservoir locations. The best source formations in the permit area are considered to be the Upper Cretaceous to Paleocene Whangai Formation and the Paleocene Waipawa black shale formation. The latter is usually about 100 feet thick and the former about 300 feet thick. These formations are considered to be likely oil bearing formations. Local gas seeps indicate that other formations may be targets for the location of gas.

     Surface geology and information from the wells drilled to date indicate the Pliocene and Pleistocene limestones, which occur at several stratigraphic levels and outcrop throughout the permit area, have the best potential to be reservoir formations. Thicknesses vary from 15 to several hundred feet. Other potential reservoir formations include Pliocene and Pleistocene turbidite sandstones that occur throughout the permit area, and Upper Miocene turbidite sandstones.

     Additional seismic work is required to delineate structures within the permit area. Finally, regional conditions indicate that the depth of burial of the source formations for oil and gas is in excess of 13,000 feet, sufficient for the generation of hydrocarbons. Seismic data indicates that there are structures within the permit area which may act as traps for migrating hydrocarbons.

     In the fourth quarter of 1996, the Kereru-l exploration well was drilled to a depth of 1,938 meters (6,391 feet). Several thin and separated potential pay reservoir sandstones were encountered, but the Registrant decided that the results did not justify the expense of flow testing the well. The well was plugged and abandoned. In the first half of 1997, a 120 mile seismic survey costing approximately $1,000,000 was completed. Data was exchanged with adjacent permit holders and indicated a previously unidentified structure in the northern part of the permit. At September 30, 1997 further exploration was to be determined after processing and interpretation of the seismic data.

     Petroleum Exploration Permit PEP 38330 (34%)

     PEP 38330 is north of PEP 38328 on the eastern side of Raukumara Peninsula, the most easterly part of the North Island. The country covered by PEP 38330 ranges from low alluvium-filled valleys to hilly incised country. The area is lightly populated, comprised mostly of pastoral farmland increasingly converted to forestry blocks in recent years. An extensive transportation system is already in place. Gisborne, with a population of 30,000 serves as a port and service center for the area.

     The permit area is very lightly explored. The abundance of oil and gas seeps in the area indicates that hydrocarbon generation has occurred, the most likely source rocks being the Whangai
Formation. The formation process will be complex as a result of the complicated tectonic and burial history. In the permit area, the Miocene turbiditic sandstones and minor conglomerate and limestone deposits are the likely areas where reservoirs will be located. There are several promising outcrops known with some indications of hydrocarbons. Finally, the presence of mud volcanoes and hot springs in the permit area indicate that the Miocene-Pliocene mudstone sequences contain stratigraphic seals capable of containing hydrocarbons.

     Historically, there have been six exploration wells drilled on or adjacent to the permit area since 1945. Four of the wells were drilled before 1972 with very poor seismic control. Two wells drilled in 1985 and 1986 were supported with 75 miles of seismic data but in both cases were unsuccessful. The Registrant is concentrating on the acquisition of seismic data and on surface geological mapping.

     The main exploration targets currently recognized are around the Waitangi Oil Seeps area in the south of the permit area and the Matanui Anticline area in the center of the permit area. The surface expression of the Matanui Anticline covers some 80 square miles in area and there are few oil or gas seeps along its boundaries, indicating a possible unbreached structure. The Registrant is also considering drilling a well alongside the old Waingaromia-1 well, which produced oil in the 1880's before the rig burnt down due to ignition of gas escaping from the well. A recent survey of this old well confirmed that it is still actively leaking hydrocarbons.

     A 15 mile regional seismic line was completed in April 1997, over the main structural features of the basin, including the Matanui and Pauariki Anticlines. Processing and interpretation of this data is underway.

     Petroleum Prospecting License PPL 38332 (42.5%)

     PEP 38332 covers an area of approximately one million acres in the East Coast Basin and is located onshore in the southern Hawke
Bay area, North Island, immediately south of PEP 38328.

     The country covered by PEP 38332 is a fairly flat alluvial plain in the center, but more hilly, incised country in the east and west. Major road and rail links, including the eight-inch natural gas line to the Hawke Bay area, running across the center of PEP 38332. There is a good network of minor roads. The area is predominantly pastoral farmland, with no major population centers. The area is serviced from Napier and Hastings to the north.

     Two wells were drilled in the east of the permit in the early years of the 20th century, and both recorded oil and gas shows.
Two further wells, in 1969 and 1971, were drilled in the western area of PEP 38332, but were unsuccessful. These results identify the area east of the Waewaepa Fault as being the main area of exploration interest in PEP 38332. A number of prominent oil and gas seeps in the eastern area, and oil source rocks seen in outcrop, confirm its potential for discovery. Potential reservoirs are also present in the Miocene sandstones and Pliocene limestones. Some limited seismic data, acquired in 1970, together with surface geological mapping identifies potential trapping structures immediately east of the Waewaepa Fault.

     Approximately 15 miles of new seismic data were acquired in this area of PEP 38332 in May 1997, as an extension of the larger program in PEP 38328, to the north. Further seismic in 1998 will be considered after interpretation of this new seismic, together with reinterpretation of the existing old seismic. Over the next six months, the Registrant intends to continue the processing and interpretation of seismic data.

     The Registrant intends to apply for the acquisition of further petroleum exploration rights in the East Coast Basin, New Zealand.

New Zealand, Canterbury Basin, South Island, Petroleum
Exploration Permit PEP 38256 (35%)

     The Canterbury Basin is located both onshore and offshore in the area surrounding Christchurch, on the east coast of the South Island. The total area of the Canterbury Basin is about twelve million acres. The sediments in the Canterbury Basin range in age from Middle Cretaceous to Miocene and have evolved in a manner similar to the Taranki Basin. There are numerous gas seeps in the area.

     At September 30, 1997 the participants were planning the first phase of required work in order to determine the geologic structure of the sedimentary basin. If the interpretation of the geologic structure indicates the possible existence of hydrocarbons, the participants will conduct further seismic surveys in order to determine the location of possible drill targets.

     There have been five wells drilled on PEP 38256 since 1914 and four offshore wells drilled since 1970, two of which were condensate discoveries, which are relevant in interpreting the geology of PEP 38256. Generally, the area is lightly explored.
The basement rocks are Cretaceous sediments and volcanics with some interbedding of coal formations. Overlying the Cretaceous formations are Paleocene and Eocene terrestrial sediments which gradually become of marine origin towards the eastern part of the basin. Overlying these formations are Oligocene limestone and sandstone formations which are principally marine in origin. The early Miocene period saw the deposition of marine sandstones and mudstones with a gradation to nonmarine sediments in the late

Miocene period. The Pliocene and Quaternary strata are principally gravels derived from the formation of the Southern Alps with some volcanics.

     Structures in the area trend from the north east to the south west. Little is known of the local geologic structure. The sandstones in the Miocene, Paleocene and late Cretaceous formations are considered to be potential reservoirs, with lesser emphasis placed on the Eocene and Oligocene limestones. Interbedded mudstones would provide seals for the reservoirs. Source formations are thought to be the upper Cretaceous coal formations and the Whangai and Waipawa Black Shale formations which are found elsewhere in the East Coast Basin.

     The participants propose to carry out the first phase of the required work program at an estimated cost of US$110,000. If warranted, the participants will proceed to the second stage of the work program at an estimated cost of US$440,000.

REGIONAL GEOLOGY

New Zealand, Taranaki Basin, North Island

     The Taranaki Basin is located on the west coast of the North Island. The sediments in the Taranaki Basin range in age from Late Cretaceous to the Quaternary and encompass a depth of some 25,000 feet with complex structure and geology. Compression across the eastern portion of the Basin during the early Miocene period resulted in a thrusted fold belt up to ten miles wide, which contains the McKee, Tariki, Ahuroa and Waihapa-Ngaere fields. The eastern margin of the Basin, where PEP 38716 is located, is lightly explored when compared with other areas of the Basin.

     Petroleum Mining Permit PMP 38148 (5%) and Petroleum
     Prospecting License PPL 38706 (7.75%)

     PPL 38706 and PMP 38148 are situated onshore in the north central part of the Taranaki Basin, and cover a total area of approximately 40,000 acres. The area is immediately to the south of PEP 38720.

     Oil production from the four wells producing from sandstones of the Mount Messenger Formation at depths of 5,000 feet has remained steady at 1,400 to 1,500 barrels per day. The participants intend to workover the producing Ngatoro-1 well and to enhance the production levels in the other producing wells. After this, a development well is planned to be drilled in the Ngatoro-2 pool and an exploration well is planned to be drilled to test an undrilled structure in the PMP 38148 area. The estimated cost of the workover program is US$380,000 and of the drilling of the two wells is US$2,067,000. The Registrant's portion of the budgeted cost is US$122,400.

     In PPL 38706, the participants are considering drilling two exploration wells at an estimated cost of US$3,000,000. The locations of the wells have not been determined. The Registrant's portion of the budgeted cost is US$232,500.

     Petroleum Exploration Permit PEP 38716 (24.8%)

     PEP 38716 is situated in the eastern margin of the onshore Taranaki Basin and covers an area of approximately 67,000 acres. It is located adjacent to both the Kapuni gas-condensate field, discovered in 1959, and the Waihapa-Ngaere oil and gas field. The gathering station for the Waihapa-Ngaere oil and gas field is located within a few miles of the boundary of PEP 38716. The area consists of gently rolling hills with rural agriculture being the main activity.

     Exploration of PEP 38716 has to date resulted in the collection of several hundred miles of seismic data from the area overlying the Taranaki Fault which formed the eastern margin of the Basin before Miocene thrusting. Two major plays are currently recognized as the basis for further exploration.

     The Crown Prospect is located in the northern part of PEP 38716. Two wells were drilled to the south of this prospect in 1991 and both were unsuccessful. The main target horizons in the Crown Prospect are the Tikorangi limestones, with an estimated depth of 8,000 feet and the Tariki sandstones, with a depth of 10,500 feet. The Crown Prospect is interpreted as a thrust block anticline, somewhat similar in geological style and size to the nearby Waihapa oil field.

     Deeper reservoir targets are provided by the sandstones of the Kapuni Group, with a depth of 12,000 to 16,000 feet. This formation may underlie the Crown Prospect and areas in the southern part of PEP 38716.

     South of the Crown Prospect lies the Oru Prospect which overlies the Miocene sandstones of the Mount Messenger Formation. This horizon may contain oil at depths of less than 5,000 feet. This is considered to be a secondary target within the permit area. The Waihapa-8 well, drilled on the very edge of the Oru structure, flow tested oil from the target sandstones at rates in excess of 750 barrels per day.

     On PEP 38716, the participants intend to drill, and if successful complete, the Crown-1 well and complete geological studies at an estimated cost of US$5,000,000. The Registrant's portion of the budgeted cost is US$1,240,000.

     Petroleum Exploration Permit PEP 38720 (50.0%)

     PEP 38720 lies in the north central part of the Taranaki Basin, immediately south-west of the McKee oil field and north-east of the Ngatoro oil field. The Kaimiro gas field lies to the west of the permit area. The permit area is underlain by a complete Tertiary section including the Mount Messenger and Kapuni Formations which are reservoir objectives.

     The Inglewood Fault, a feature which has played a significant geological role, both in creating traps for oil and gas, as in the Kaimiro and Ngatoro fields and in providing a conduit for oil and gas to move into such traps, crosses the northern part of PEP 38720. Movement on this fault system in the geological past has created a structural trap at Kapuni level (12,000 feet) within PEP 38720, which has been mapped from existing seismic and well information as covering an area of up to ten square km (2,500 acres). This feature, named the Waitoriki Prospect, will be the main focus of the ongoing exploration effort.

     A significant petroleum seep in a quarry on the permit boundary, at a location where the Inglewood Fault cuts to ground surface, demonstrates that oil entrapment at shallower levels can also occur, in similar manner to the adjacent Ngatoro and Kaimiro oil fields. This makes the shallower Mount Messenger Formation (~5,000 feet depth) an exploration target.

     On PEP 38720, the participants intend to drill an exploration well to test the Mount Messenger Formation at an estimated cost of US$1,000,000. The Registrant's portion of the budgeted cost is US$500,000.

     Petroleum Exploration Permit 38723

     PEP 38723 is adjacent to, and was until 1993 part of, PEP 38706 and has similar geology. Exploration of the general area has been conducted since 1978 and has resulted in the discovery of the McKee, Tariki, Ahuroa, Kaimiro and Ngatoro fields. The discovery of the McKee field in 1979 directed exploration towards investigation of the overthrust area of the eastern Taranaki Basin. In the general area, the formations which have been the targets of exploration are the Kapuni Formation, the Mount Messenger Formation and to a lesser extent the Upper Moki Formation. In 1993, 50% of PEP 38706 was relinquished and there were no leads recognized in the area covered by PEP 38723.

     PEP 38723 is underlain by Late Cretaceous coal and marine shale sequences. Above these formations lies the Kapuni Formation of inter-bedded coal sequences which provide the principal source of local oil and gas accumulations. Above the Kapuni formation lies the McKee formation which was formed during the Eocene period.

This formation has a limited potential to be a producing horizon on PEP 38723 due to its limited distribution, depth and absence of prospects and leads. During the Oligocene period, there was erosion followed by sandstone and then limestone deposition. The Tikorangi limestones increase in thickness towards the eastern boundary of the permit. In the Miocene period, clastic sediments were deposited to form the Moki sandstones which are a secondary reservoir target and to form the Mount Messenger sandstones which have not been tested on PEP 38723, although they are the producing horizon on the adjacent Ngatoro and Kaimiro fields. Tectonic activity along the Taranaki and Tarata fault zones also occurred during the Miocene period. Tilting to the southwest and about one kilometer of uplift occurred in the late Pliocene period.

     The principal target formation on PEP 38723 is the Mount Messenger sandstones. There is, however, much regional variation within this formation given its deposition as toe and slope fans. Experience from the Ngatoro wells indicates that there may be as little as 1000 meters of continuity in the Mount Messenger formation. Definition of drilling targets requires well control, strong seismic anomalies and evidence of geologic structural closure.

Papua New Guinea

     Petroleum Prospecting License PPL 192 (40.0%)

     PPL 192 lies across the Strickland River in Western Province, Papua New Guinea. The area is covered by forests and is relatively flat. The area is sparsely populated and the lack of roads leaves the principal mode of transport as the Strickland River.

     Drilling of several wells near to PPL 192 has given geologic indications of features favorable to oil and gas exploration on PPL
192. Thirty miles to the north-west of PPL 192 a well drilled by British Petroleum in 1990 was directed at a large basement drape structure of some 25,000 acres in area and 250 feet of vertical relief. The well encountered a basal Cretaceous sandstone at 10,040 feet which produced gas at 11.9 MMCFPD and condensate at 634 BCPD. Other wells have encountered structures and horizons which are likely to be replicated in PPL 192. Generally, the geologic system contains sizable, four-way dip closures of areas of up to 5,000 acres at the levels of Late Jurassic to Early Cretaceous target horizons. There is widespread development at the 5,500 to 6,000 foot level of the Toro sandstones and overlying Cretaceous marine shale which provide topseals, both of which have been encountered throughout the area. Finally, the geologic structures in the area were formed before hydrocarbon emplacement, meaning that structural traps for entrapment of hydrocarbons existed at the time of any hydrocarbon migration in the area.

     PPL 192 has seen substantial exploration in the past. In the early 1970's, the area was largely covered by seismic surveys by Conoco, Marathon, Union Oil and others. In 1988 to 1990, Shell US, spent about $30 million in exploration and acquired an open 8 km by 16 km seismic grid over most of the area, with an infilling down to a 4 km by 4 km grid over the Kamu and Mamboi Prospects and the Tagari and Pogo Leads. Several other single line leads are also identified, and sizable structures may have been completely missed by the existing seismic coverage, given the open nature of the grid. In addition, the drilling in 1991 of the Langia-l well, located in the southern part of PPL 192, resulted in the discovery of 25 feet of gas pay at 5,000 feet depth which might extend over an area of some 5,000 acres across the Langia structure.

     Since 1991, there has been virtually no exploration in this area as exploration in Papua New Guinea was at reduced levels and was concentrated in the mountain fold belt to the north-east of PPL
192. Activity in the foreland area has recently increased. The main feature in PPL 192 is the Kamu Prospect, a structure in the center part of the area defined on seismic as covering an area of approximately 4,500 acres, with a vertical relief of about 260 feet at the Toro Sands level at about 5,500 feet depth. The Toro Sands are widely developed across the Papuan Basin, and are the main producing reservoir sequence in virtually all the onshore discoveries. In addition to the Toro Sands, the Digimu and Imburu Formations also may be target reservoir formations.

     Computer reprocessing and remapping of the existing seismic data is in process and a variety of geological studies are being conducted to better define the potential size and exploration uncertainties of the existing prospects and leads, particularly focusing on the Kamu Prospect and the Langia Field. In the immediate future, it is expected that several wells will be drilled in adjacent foreland basin licenses, both southeast and northwest of PPL 192, and these should also aid in understanding the potential of PPL 192. After completion of the current geological studies, further seismic acquisition will be considered before a drilling program in the license is announced.

     The participants intend to carry out a geological work program, license administration and a seismic data collection, processing and interpretation program at an estimated cost of US$763,000. The Registrant's portion of the budgeted cost is US$305,000.

     The Registrant is in the process of applying for further interests in Papua New Guinea.

Australia

     Offshore Petroleum Exploration Permit Ashmore Cartier
     AC/P19, Timor Sea (65.0%)

     The Western Australian continental margin was formed in the late Paleozoic era by the extension of this area of Gondwanaland. This event determined the major crustal architecture of the region. The AC/P19 permit area lies within the northern and western portion of the Vulcan sub-basin and the eastern flank of the Ashmore Platform. The Vulcan Sub-basin is a north-east trending, fault bounded deposition area that is characterized by several prominent troughs and a graben terrain. It is bounded to the northwest and to the southeast by the Permian-Triassic blocks of the Ashmore Platform and the Londonderry High. Up to ten kilometers of Upper Permian to Tertiary sediments lie in the basin.

     The Vulcan Sub-basin is thought to have undergone a complex structural evolution that was dominated by three tectonic events, a Late Triassic compression, a Late Jurassic NNW-SSE extension and a Tertiary compression on collision with Pacific plates. The fault styles are dominated by a mixture of tilted fault blocks in the southern area and hourglass structures in the northern area. The location and geometry of the basement rocks control the relative position of the source rocks, fluid migration paths and reservoirs.

     The Ashmore Platform is a large, elevated block that extends along the western margin of the Vulcan sub-basin. Triassic sediments on the Ashmore Platform are up to 4.5 kilometers thick. Faulting of the area in the Late Triassic resulted in extensive uplift and erosion. Flat-lying Cretaceous and Tertiary sediments unconformably overlie the Triassic sediments.

     Regionally, Late Jurassic shales have been the source rocks for hydrocarbon formation. Source rock shales may also have been deposited in Middle and Early Jurassic shales in the Cartier Trough. Four dry wells have been drilled on the Ashmore Platform and this area is of little interest to the Registrant. The area of greatest interest is the Cartier Trough. The main objectives for exploration are traps that occur within and bounding the Cartier Trough. The water depth in the area is about 400 meters.

     The participants intend to carry out a geological program and a seismic collection, processing and interpretation program at an estimated cost of US$600,000. The Registrant's portion of the budgeted cost is US$390,000.

     The Registrant is in the process of applying for further offshore interests in the Timor Sea.

     Offshore Gippsland Basin, Bass Strait Permit VIC/P-39
     (33.33%)

     The Gippsland Basin lies offshore between the mainland of Australia and Tasmania, about 30 miles from the coastline of the state of Victoria. All commercial oil and gas fields located in the area have been discovered in structural or combined structural and stratigraphic traps, mainly at the top of the Latrobe Group Coarse Clastic formation. The basin was developed during the separation of Australia from Antarctica by north-northeast to south-southwest lithospheric extension during the Early Cretaceous and the separation of Australia from the Lord Howe Rise and the Campbell Plateau in the Late Cretaceous. Rifting occurred in the Early Cretaceous and formed NNE-SSW transfer faults. Rift-bounding faults terminate abruptly before reaching the Paleozoic Gippsland Rise. The Rise is part of a regional belt which extends along the eastern margin of Australia. A second phase of rifting occurred in the Late Cretaceous, followed by a period of uplift and erosion over much of the basin area. Most of the formations in the basin area, including the Latrobe Group, are of marine to marginal marine origin.

     Source formations in the area of the Gippsland Basin are located in the Western and Eastern Deeps. The Western Deep has undergone predominantly coastal plain deposition while the Eastern Deep was a transition zone between an estuary environment and limited offshore deposition. The Eastern Deep was buried during the Eocene period. Oil formation and migration occurred during the Miocene period and is believed to have been over vertical distances of two kilometers from the source formations to the coarse clastic sandstone reservoirs.

     Permit VIC/P-39 is surrounded by the Kingfish, Halibut and Mackerel oil fields and the Marlin, Snapper, Bream and Barracouta gas fields. Seismic mapping of the area is difficult due to the existence of large, buried marine channels. Historically, seven wells have been drilled in the area of permit VIC/P-39. However, correct positioning of the exploration wells has been hindered by the difficulty of interpreting seismic data. The buried marine channels give a false representation of the subsurface geology. The Veilfin-1 well tested gas with a small amount of condensate at a depth of 9,760 feet and exhibited hydrocarbon shows in other formations. Preliminary examination of seismic information indicated that the well was drilled off structure and the area to the south east of the well is considered a lead. The other wells were also unsuccessful.

     Other leads recognized in the permit area are Lead A and Knifejaw. The former is an upthrown, tilted fault block about six square kilometers in area and the latter has been mapped as a downthrown tilted fault block. Water depths in the area are less than 100 meters.

     The participants intend to carry out a program of seismic collection, processing and interpretation at an estimated cost of US$600,000. The Registrant's portion of the budgeted cost is US$200,000.

     Offshore Exploration Permit WA-199-P (5%), Timor Sea, Western
     Australia

     This permit area is located on the south east flank of the Sahul Syncline in the Timor Sea, north east of the AC/P19 permit area. The permit has been held since 1984 by the principal participants and work to date has identified two main prospects, the Kittiwake Prospect in the northern part of the permit area and the Avocet Deep Prospect in the southern part of the permit area. The water depth over the Kittiwake Prospect is about 300 feet and the target formation for drilling is the Plover sandstones at a depth of about 9,000 feet. The target formation is at a depth of some 12,000 feet.

     The participants to complete geological and geophysical studies with an estimated cost of AUS$100,000 (US$75,000) by December 31, 1997 and to drill two exploration wells by December 31, 1998 with an estimated cost of AUS$12,700,000 (US$9,500,000).
The first well will test the Kittiwake Prospect and is expected to be commenced in the first quarter of 1998 at an estimated cost of US$6,360,000. The Registrant's portion of the budgeted costs is US$636,000 to earn its five percent interest in the permit.

China

     China-Joint Study Agreement of March 18, 1996 (50%)

     The Registrant and Moondance Energy Ltd. are nearing the completion of the study of existing seismic data and the preparation of the report on the Nanling and Wuwei basins.

     The basins are situated immediately north and south of the Yangtze River in south-eastern Anhui Province and cover approximately 2.5 million acres (3,900 square miles). The shipbuilding center of Wuhu, a trading hub and deep-water river port, is located in the eastern part of the Wuwei Basin. It has a population of about 600,000 and is the last deep water port on the Yangtze River, accommodating ships of up to 10,000 tons year round. Shanghai is some 180 miles downstream.

     The basins are geologically closely linked to the Subei Basin in North Jiangsu Province, about 100 miles to the northeast. Regionally, there was marine sedimentary deposition from the Proterozoic to Early Mesozoic eras. This was followed by what is called the Indosinian orogeny. This was a period of folding and the occurrence of thrust faults with later erosion occurring from the collision of the Yangtze and Huanan plates into the Jurassic period. There was then a change to continental sequences of deposition with arid conditions in the Early Cretaceous, regional compression thrust faults and north-west trending, high angle faulting occurred. This was followed in the Late Cretaceous by extensional rift basin development which were filled by thick continental deposits throughout the Cenozoic era. As a consequence, the basins have complex structural features of highly folded and eroded pre-Jurassic marine sequences which have been later thrusted and buried under thousands of meters of continental sedimentary formations. The current surface morphology is relatively flat and the recent deposition of continental sediments hides the complex structure.

     The formations laid down in the Permian and Triassic periods are considered the best source for hydrocarbons. Outcrops of formations of Early Triassic age on the edges of the basins contain hydrocarbons. Outcrops of the Late Cretaceous to early Cenozoic strata have not been observed. The Paleozoic sediments are not considered to be likely formations for the location of reservoirs. On the south-western edge of the Wuwei Basin, there are outcrops of Middle to Late Jurassic carbonates and on the south-east edge of the Nanling basin there are outcrops of Cretaceous conglomerates and an outcrop of a porous sandstone which may possibly be placed in the Late Cretaceous period.

     The regional folding that occurred during the Indosinian orogeny created four-way dip closures that are the most favorable structures for hydrocarbon entrapment. These "buried hill" structures affect the overlying sediments. In the overlying sediments, the normal and wrench faulting has created other traps for hydrocarbons. Accordingly, there are a number of targets for exploration, although the geology is complex. The basins contain numerous other leads, including domal features and pinch outs, unconformity, and stratigraphic and fault traps.

     The basins have been lightly explored, with efforts by Chinese exploration companies being limited to geophysical surveys and the drilling of one deep exploration well. The participants have reinterpreted about 360 miles of seismic data collected in the Wuwei Basin in 1989 to 1994 and about 430 miles of pre-1982 analog data and 52 miles of 1988 digital data in the Nanling Basin.

     The existing seismic data from the Nanling and Wuwei Basins was reprocessed in Shanghai for the Registrant as part of the ongoing evaluation of these areas. The main Nanling Basin prospect is the Hongzhuang Prospect, a mid-basin domal ridge approximately 8,000 feet deep at the crest, which is mapped in an upper level as covering approximately 25 square miles, with almost 1,200 feet of vertical relief. A second structure at about 12,000 feet deep covering about eight square miles with almost 1,000 feet of vertical relief has been detected.

Conceptual planning and costing of exploration wells on the Hongzhuang Prospect in the Nanling Basin and the Longtangwan Prospect in the Wuwei Basin is being completed, together with an assessment of the costs of additional seismic programs, in preparation for the next phase of work in these areas.

     The Registrant is negotiating a Production Sharing Contract with China National Oil and Gas Exploration and Development Corporation and, if successful, the participants intend to carry out further seismic work in the first half of 1998. Along with the costs of administration, the estimated costs are US$1,105,000 of which the Registrant's portion is US$553,000.

                        GLOSSARY OF TERMS

Currency and Measurement All currency amounts in this Statement are stated in Canadian dollars unless
                         otherwise indicated.

Conversion into imperial equivalents is as follows:

Metric Units                  Imperial Units

hectare                       2.471 acres
meter (m)                     3.281 feet
kilometer (km)                0.621 miles (5,280 feet)

Geologic Time

Name of Era    Name of Period Number of Years Before Present

Quaternary     Holocene       0 to 400,000
               Pleistocene    400,000 to 1,800,000
Tertiary       Pliocene       1,800,000 to 5,000,000
               Miocene        5,000,000 to 24,000,000
               Oligocene      24,000,000 to 36,500,000
               Eocene         36,500,000 to 56,000,000
               Paleocene      56,000,000 to 66,000,000
Mesozoic       Cretaceous     66,000,000 to 140,000,000
               Jurassic       140,000,000 to 200,000,000
               Triassic       200,000,000 to 250,000,000
Paleozoic      Permian        250,000,000 to 290,00,000
               Carboniferous  290,000,000 to 365,000,000
               Devonian       365,000,000 to 405,000,000
               Silurian       405,000,000 to 425,000,000
               Ordivician     425,000,000 to 500,000,000

Anticline                A geologic structure in which the
                         sedimentary strata are folded to form an arch or dome.

Basin A segment of the crust of the Earth which has been downwarped and in which thick layers of sediments have accumulated over a long period of time.

Condensate               Hydrocarbons associated with natural gas
                         which are liquid under surface conditions but gaseous in a reservoir before extraction.

Depletion                The reduction in petroleum reserves due
                         to production.

Development Phase        The phase in which a proven oil or gas
                         field is brought into production by
                         drilling and completing production wells.

Dry Hole A well drilled without finding commercial quantities of oil or gas.

Exploration Well         A well drilled without knowledge of the
                         contents of the underlying rock.

Farm-In or Farm-Out      A common form of agreement between
                         petroleum companies where the holder of
                         the petroleum interest agrees to assign
                         all or part of an interest in the
                         ownership to another party that is
                         willing to fund agreed exploration
                         activities.

Formation                A reference to a group of rocks of the
                         same age extending over a substantial
                         area of a basin.

Hydrocarbons             General term for oil, gas, condensate and
                         other petroleum products.

Lead                     An inferred geological feature or
                         structural pattern which on further
                         investigation may be upgraded to a
                         prospect.

Participating Interest   An equity interest (compared with a
                         royalty interest) in an oil and gas
                         property whereby the participating
                         interest holder pays its proportionate
                         percentage share of development and
                         operating costs and receives the
                         equivalent share of the proceeds of
                         hydrocarbon sales after deduction of
                         royalties due on the gross income.

Pay Zone The stratum of sedimentary rock in which oil or gas is found.

Prospect A potential hydrocarbon trap which has been confirmed by geological and geophysical studies to the degree that drilling of an exploration well is warranted.

Reservoir                A porous and permeable sedimentary rock
                         formation containing adequate pore space in the rock to provide storage space for oil, gas or water.

Seal An impervious sedimentary rock formation overlying a reservoir that prevents the further migration of hydrocarbons.

Seismic                  A geophysical technique using low
                         frequency sound waves to determine the
                         subsurface structure of sedimentary
                         rocks.

Trap                     A geological structure in which
                         hydrocarbons build up to form an oil or
                         gas field.

Working Interest         An equity interest, compared with a
                         royalty interest, in an oil and gas
                         property whereby the working interest
                         holder pays its proportionate share of
                         exploration, development and operating
                         costs and receives the equivalent share
                         of proceeds of hydrocarbon sales after
                         deduction of royalties due on the gross
                         income.


ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT

     The Registrant's securities are recorded on the books of its transfer agent in registered form. However, the majority of such shares are registered in the name of intermediaries such as brokerage houses and clearing houses on behalf of their respective clients and the Registrant does not have knowledge of the beneficial owners thereof. The Registrant is not directly or indirectly owned or controlled by a corporation or foreign government.

     As of September 30, 1997 the Registrant had authorized share capital of 100,000,000 common shares without par value of which 28,262,398 shares were issued and outstanding.

     Of the issued and outstanding shares, there are 1,406,250 shares subject to escrow restrictions and held in escrow by Pacific Corporate Trust Company ("Pacific Corporate"), 830 - 625 Howe Street, Vancouver, British Columbia pursuant to an agreement dated April 8, 1994. The escrow shares were originally issued in accordance with Local Policy 3-07 of the British Columbia Securities Commission. 1,361,250 shares are owned by 437577 B.C. Ltd., a private company the voting shares of which are owned by Alex Guidi. Mr. Guidi is a member of the board of directors, chairman and promoter of the Registrant. Two former directors own 45,000 and they are by the terms of the agreement dated April 8, 1994 obligated to transfer the escrow shares held by them to 437577 B.C. Ltd. or surrender the shares to the Registrant.

     The agreement of April 8, 1994 provides that the beneficial ownership of the common shares or any interest in them will not be sold, assigned, hypothecated, alienated, released from escrow, transferred within escrow or otherwise in any manner dealt with, without the expressed consent, order or direction in writing from the Executive Director, British Columbia Securities Commission, except as may be required by the death or bankruptcy of any shareholder. All voting rights attached to the escrowed shares may be exercised by the registered owner and any dividends declared on the common shares of the Registrant will similarly be paid to the holders of the escrowed shares. The shares are released from escrow on application to the Executive Director and an assessment by the Executive Director of the progress of the Registrant's business. If any shares are not released from escrow before April 25, 1999, those shares are to be cancelled.

     The beneficial shareholdings of persons or entities holding five percent or more of the Registrant's common shares as at September 30, 1997 is as follows:

                                                  Percentage
Title of Class      Person or Group     Amount    of Class
Common shares       Alex Guidi [1]      5,904,076 20.89% [4]

Common shares       Peter Loretto [2]   2,148,208  7.60% [4]

Common shares       Jack Loretto [3]    1,747,925  6.16% [4]

[1] At September 30, 1997 Mr. Guidi held rights to acquire 994,000 common shares of the Registrant at various prices.

[2]  At September 30, 1997 Mr. Loretto held rights to acquire
     1,146,000 common shares at various prices.

[3]  Jack Loretto is the father of Peter Loretto.

[4] Calculated on a non-diluted basis. On a fully diluted basis, Mr. Guidi beneficially owns 21.26% of the shares, Mr. Peter
     Loretto beneficially owns 10.61% of the shares and Mr. Jack
     Loretto beneficially owns 5.38% of the shares of the Registrant.

     The directors, officers and affiliates as a group (four persons) owned as of September 30, 1997, 5,905,076 shares of the Registrant which is 20.89% of the outstanding shares on a non-diluted basis or 26.00% of the outstanding shares of the Registrant on a fully diluted basis. The holdings of the directors and officers as at September 30, 1997 were as follows:

Name           No. of Shares Beneficially Held

David Bennett             Nil
Alex Guidi          5,904,076
John Holland              Nil
Brad Holland [1]          Nil
Mark Katsumata [1]      1,000

     Under the Securities Act (Yukon), insiders (generally officers and directors of the Registrant and its subsidiaries, persons who own or control at least ten percent of the voting shares and employees or consultants of the Registrant) are required to file individual insider reports of changes in their ownership in the Registrant's securities within the first ten days of the calendar month following any trade in the Registrant's securities. Copies of such reports are available for public inspection at the offices of the British Columbia Securities Commission, Suite 1100 - 865 Hornby Street, Vancouver, British Columbia V6Z 2H4 phone (604) 660-4800.

     As at September 30, 1997, the names, holdings, exercise price and expiry date of outstanding options to acquire common shares of the Registrant were as follows:

Name           Number of Shares    Exercise Price Expiration
               Under Option [1]                   Date
David Bennett       200,000         US$2.50       Oct. 30, 1998
Jennifer Bennett     50,000         US$2.50       March 25, 1999
Alex Guidi          500,000         US$2.50       Oct. 30, 1998
Brad Holland        832,000         US$2.50       May 13, 1998
John Holland        500,000         US$2.50       March 25, 1999
Mark Katsumata        6,000         US$3.00       May 12, 1999
Jennifer Muzzin       5,000         US$3.125      May 22, 1999
Carol Price         142,000        CDN$0.837      Dec. 31, 1997
Paul Townson          5,000         US$3.125      May 22, 1999

[1] In the three month period ended September 30, 1997, options to acquire 169,000 shares were exercised.

     As at September 30, 1997, the names, holdings, exercise price and expiry date of outstanding warrants to purchase common shares of the Registrant were as follows:

                    Number of
Name                Share Purchase      Price     Expiration Date
                    Warrants

Tracy Godoy           160,000           CDN$3.485 May 27, 1998
Alex Guidi            494,000           CDN$3.485 May 27, 1998
Peter Loretto         146,000 [1]       CDN$3.485 May 27, 1998
                     1,000,000 [2]      Note [2]  July 3, 2000
Tanya Loretto         150,000           CDN$3.485 May 27, 1998

[1] In the three month period ended September 30, 1997, warrants to acquire 50,000 shares were exercised.

[2] By an agreement dated June 2, 1997, Mr. Loretto purchased 1,000,000 units for US$1.80 per unit. Each unit is comprised of one common share and one non-transferable share purchase warrant. Each share purchase warrant entitles the holder to purchase a common share for US$1.90 before July 4, 1998, for US$2.00 from July 4, 1998 to July 3, 1999 and for US$2.10 from July 4, 1999 to July 3, 2000.


ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

     The names, municipality of residence, age and position held of the directors and officers of the Registrant are as follows:

Name and Municipality of Age       Position Held
Residence

Dr. David Bennett [1]    51        President, Chief Executive
Makara, Wellington                 Officer and Director
New Zealand

Alex P. Guidi            38        Chairman of the Board
Vancouver, British Columbia        and Director
Canada

John B. Holland [1][2]   70        Director
Vancouver, British Columbia
Canada

Brad Holland [1][2][3]   40        Director
Dhahran, Saudi Arabia

Mark Katsumata [3]       31        Secretary
Surrey, British Columbia
Canada

[1]  Member of audit committee.

[2]  Brad Holland is the son of John Holland.

[3]  Appointed on October 15, 1997.

Dr. David Bennett - President, Chief Executive Officer and a member of the Board of Directors.

     Dr. Bennett has been a member of the board of directors and an officer since October 1996. Dr. Bennett received a Bachelor of Arts (Natural Sciences) from Cambridge University in 1968 and a Master of Science in Exploration Geophysics from the University of Leeds in 1969. In 1973, Dr. Bennett received his doctorate in Geophysics from the Australian National University and from 1973 to 1975 conducted post-doctoral research at the University of Texas (Dallas). From 1975 to 1977, Dr. Bennett was a post-doctoral fellow and lecturer at the University of Wellington, New Zealand. From 1977 to 1982, Dr. Bennett was employed by the Department of Scientific and Industrial Research, Government of New Zealand and from 1982 to 1994 was employed as geophysicist, exploration manager and finally general manager by New Zealand Oil and Gas Ltd. Dr. Bennett was an independent consultant from 1994 to 1996 when he joined the Registrant and other associated companies. Dr. Bennett has been the president and a member of the board of directors of the Registrant since
October 1996. Since November 1996, Dr. Bennett has been a member of the board of directors, and since April 1997 the president, of Trans-Orient Petroleum Ltd. and since April 1997 a member of the board of directors and president of Durum Energy Corp.

Mr. Alex Guidi - Chairman of the Board of Directors.

     Mr. Guidi has been a member of the board of directors and an officer since October 1996. Mr. Guidi has been involved in public markets since 1980 and since 1986 in the oil and gas sector. Mr. Guidi has organized and financed five oil and gas companies. Mr. Guidi has been chairman of the board and a member of the board of directors of the Registrant since October 1996. From July 1988 to December 1995, Mr. Guidi was a member of the board of directors of Trans-Orient Petroleum Ltd. From December 1990 to May 1996, Mr. Guidi was a member of the board of directors of Durum Energy Corp. and was president from August 1992 to May 1996.

Mr. John Holland - Member of the Board of Directors

     Mr. Holland has been a member of the board of directors since November 1995. Mr. Holland received a Bachelor of Science in
Petroleum Engineering from the University of Alberta in 1956. From 1956 to 1962, Mr. Holland was employed by Imperial Oil

Limited (Esso) in production and reservoir engineering and project and company evaluation. From 1962 to 1969, Mr. Holland worked with Cancrude Engineering Ltd., a petroleum consulting firm with major clients in Australia, Canada and the United States in the gas well testing and deliverability, injectivity activity and storage balance studies for gas reservoirs and in supervising all professional engineering operations in Canada and Australia. In 1978, Mr. Holland formed a consulting firm specializing in reservoir mechanics, and the production and transmission of natural gas. In 1969 to 1972, Mr. Holland joined James A. Lewis Engineering. He had responsibility for all engineering functions and production management and supervised the installation of various gas gathering plants and compression facilities, and conducted reservoir studies, in Canada, the Middle East and Australia. From 1973 to 1975, Mr. Holland also acted as a consultant to a Canadian financial advisory firm, specializing in stock market analysis, company research reports, industry forecasts and monthly oil and gas commentary. From 1975 to 1977, Mr. Holland was the president of the Canadian subsidiary of Omnium Techniques de Transport par Pipelines and engaged in projects in Libya, Turkey, Indonesia and Canada including two rural gasification projects in Alberta. From 1978 to 1980, Mr. Holland returned to a consulting practice specializing in property valuation, production management, evaluation and financing for production acquisition. From 1980 to 1984, Mr. Holland was the founder and manager of a publicly listed oil and gas exploration and production company and since 1984 has been a principal of a private oil and gas exploration and production company operating principally in Alberta. Mr. Holland has been a member of the board of directors of the Registrant since August 1992 with an interregnum between September 1993 and November 1995, and was the president of the Registrant from November 1995 to October 1996. Mr. Holland has been a director of the Registrant since November 1995. From June 1996 to April 1997, Mr. Holland was the president, chief executive officer and a member of the board of directors of Trans-Orient Petroleum Ltd. From July 1993 to April 1997, Mr. Holland was a member of the board of directors of Durum Energy Corp. Mr. Holland has also served as chief financial officer of Durum Energy Corp. Since April 1996 Mr. Holland has been a lifetime member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, Canada.

Mr. Brad Holland - Member of the Board of Directors.

     Mr. Holland was a member of the board of directors from May 1996 to February 1997, an officer from February 1997 to October 15, 1997 and was appointed a member of the board on October 15, 1997. Mr. Holland received a Bachelor of Science in Chemical Engineering from the University of Alberta in 1979. Mr. Holland was initially employed for two years by John Holland Consultants Ltd. in property valuation, production management, evaluation and financing for production acquisition. From 1982 to 1988, Mr. Holland was employed by Canadian Western Natural Gas, a natural gas utility. From 1988 to 1992, Mr. Holland was employed as a senior project engineer with Nova Corp. where he was responsible for the design and construction of large diameter pipeline projects. Since 1992, Mr. Holland has been employed by ARAMCO in Saudi Arabia in the construction of pipelines.

Mr. Mark Katsumata - Secretary and a member of the Board of Directors

     Mr. Katsumata was a director and officer from December 1994 to November 1995 and an officer from November 1995 to February 1997. Mr. Katsumata was appointed an officer on October 15, 1997. Mr. Katsumata is a certified general accountant who was in public practice from 1990 to 1994 in Vancouver, B. C. In 1994 Mr. Katsumata joined the Registrant and associated companies as controller.

     All directors have a term of office expiring at the next annual general meeting of the Registrant to be scheduled in June 1998 unless re-elected or unless a director's office is earlier vacated in accordance with the by-laws of the Registrant or the provisions of the Business Corporations Act (Yukon). All officers have a term of office lasting until their removal or replacement by the board of directors.


ITEM 6.   EXECUTIVE COMPENSATION

     During the nine month period ended September 30, 1997 the Registrant had two executive officers: David Bennett, president and chief executive officer and Alex Guidi, chairman of the board. The aggregate cash compensation paid or payable by the Registrant and its subsidiaries to its executive officers during the nine month period ending September 30, 1997 was $66,550.

     During the financial period ended December 31, 1996 the Registrant had three executive officers: David Bennett, president and chief executive officer; Alex Guidi, chairman of the board; and John Holland, a former president and chief executive officer. The aggregate cash compensation paid or payable by the Registrant and its subsidiaries to its executive officers during the financial period ending December 31, 1996 was $109,650. During the financial period ended December 31, 1995, the Registrant had two executive officers: John Holland, a former president and chief executive officer, and Mark Katsumata, a former president and chief executive officer. No cash compensation was paid or remains payable by the Registrant and its subsidiaries to its executive officers during the financial year ended December 31, 1995.

     No long-term incentive plan awards have been made to the directors and officers for the Registrant's most recently completed financial year or in the nine month period ended September 30, 1997.

     No other cash compensation, including salaries, fees, commissions, and bonuses, was paid or is to be paid to the directors and officers of the Registrant for services rendered for the financial year ended December 31, 1996 or the nine month period ended September 30, 1997, nor was any remuneration paid to the Registrant's directors in their capacity as such.

     No profit sharing, pension or retirement benefit plans have been instituted by the Registrant and none are proposed at this time. There are no arrangements for payments on termination of any member of management in the event of a change of control.

     The aggregate value of directors' and senior officers' options exercised below the market price of the shares at the time of exercise for the nine month period ended September 30, 1997 was $710,359, for the year ended December 31, 1996 was $3,224,925 and for the period ended December 31, 1995 was nil. These benefits are calculated as the difference between the market price and option exercise price on the date of exercise. Actual proceeds of the disposition will usually vary from the date of the exercise to the date of actual disposition of such shares.


ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisitions with Associated Companies

     The Registrant has acquired interests in some petroleum properties with four other companies, Durum Energy Corp.
("Durum"), Trans-Orient Petroleum Ltd. ("TOP"), Trans New Zealand Oil Company ("TNZ") and Gondwana Energy Ltd. ("Gondwana"). Mr. Alex Guidi is the promoter, a member of the board of directors and the chairman of the Registrant. Mr. Guidi is also the promoter of TOP, TNZ and Gondwana and a member of the board of directors of TNZ. Dr. David Bennett is the president, chief executive officer and a member of the board of directors of the Registrant, TOP and Durum. Mr. John Holland is a director of the Registrant, a director and secretary of TNZ and a director and treasurer of Gondwana. Messrs. Bernhard Zinkhofer and Peter McKeown are members of the board of directors of TOP and Durum.

     At September 30, 1997 Mr. Guidi beneficially held 5,904,076 common shares of the Registrant of a total outstanding of 28,262,398 common shares (20.89%) and held rights to acquire an additional 994,000 common shares at various prices. At October 15, 1997 Mr. Guidi beneficially held 2,463,700 common shares of

TOP of a total outstanding of 9,063,520 common shares (27.18%) and held warrants entitling him to purchase an additional 1,557,000 common shares. At September 30, 1997 Mr. Guidi beneficially held 1,000,000 common shares of Durum of a total outstanding of 9,541,908 common shares (10.48%). At September 30, 1997 Mr. Guidi held 5,031,000 common shares of TNZ of a total outstanding of 9,000,000 common shares (55.9%).

Other

     No director or senior officer, and no associate or affiliate of the foregoing persons, and no insider has, or has had any material interest, direct or indirect, in any transactions, or in any proposed transaction which in either such case has materially affected or will materially affect the Registrant or its predecessors except as disclosed herein.

Related Party Transactions

     In the nine month period ended September 30, 1997, consulting fees of $66,550 were paid to Dr. David Bennett, president and chief executive officer of the Registrant. During the fiscal year ended December 31, 1996, consulting fees of $109,069 (December 31, 1995 fiscal period - $40,068) were paid to Dr. Bennett.

     In May 1996, the Registrant sold 1,000,000 units pursuant to a private placement. Each unit consists of one common share of the Registrant and one share purchase warrant. Each share purchase warrant entitles the holder to purchase a common share for $3.485 per share until May 27, 1998. Mr. Alex Guidi, chairman of the board and a director of the Registrant, acquired 494,000 units.

     By an agreement dated May 18, 1995, the Registrant granted Durum Energy Corp. ("Durum"), a company with a common director, the right to acquire up to a 20% interest in future exploration ventures undertaken by the Registrant for a one year period, renewable annually. In return, Durum would provide the Registrant with certain services and duties in connection with the conduct of the business of the Registrant. During the fiscal year ended December 31, 1996, this agreement was cancelled.

     By an agreement dated February 1, 1993, the Registrant entered into an agreement with Dass No.35 Holdings Ltd. ("Dass"), a company wholly owned by Peter Loretto, a former president and director of the Registrant, whereby Dass would provide consulting services and pay administrative expenses for $2,500 per month. During the fiscal year ended December 31, 1996, the Registrant paid $20,500 (December 31, 1995 fiscal period - $16,500) to Dass. The agreement was cancelled in 1996.

     By an agreement dated February 1, 1993, the Registrant entered into an agreement with Wavecrest Capital Inc. ("Wavecrest"), a company wholly owned by Tanya Loretto, wife of Peter Loretto, whereby Wavecrest would provide management services for $2,500 per month. During the fiscal year ended December 31, 1996, this agreement was cancelled; however, $5,000 was paid by the Registrant (December 31, 1995 fiscal period - $27,500) to Wavecrest.

     By an agreement dated September 1, 1997 the Registrant assigned a participating interest of 10.0% in petroleum exploration permit 38328, East Coast Basin, New Zealand to a subsidiary of
Trans-Orient Petroleum Ltd. for nominal consideration.

     By an agreement dated September 15, 1997 the Registrant advanced $325,000 to Trans-Orient Petroleum Ltd. in consideration of the issuance of 233,510 shares of Trans-Orient Petroleum Ltd.
for CDN$1.3918 (US$1.00) per share.

     By an agreement dated September 1, 1997 the Registrant assigned a participating interest of 10% in petroleum exploration permit 38256, Canterbury Basin, New Zealand to a subsidiary of Trans New Zealand Oil Company Ltd. and a participating interest of 5.0% to a subsidiary of Gondwana Energy Ltd. for nominal consideration.

     By an agreement dated June 30, 1997, the Registrant assigned a participating interest of six percent in petroleum exploration permit PEP 38716, Taranaki Basin, New Zealand to Durum Energy Corp. for nominal consideration.

     By an agreement dated June 30, 1997, the Registrant assigned a participating interest of 20% in petroleum prospecting license PPL 192, Papua New Guinea to a subsidiary of Trans Orient Petroleum Ltd. and a participating interest of 20% in petroleum prospecting license PPL 192, Papua New Guinea to a subsidiary of Durum Energy Corp. for nominal consideration.

     Any member of the Registrant's management that, in its capacity as such, locates or acquires an interest in an oil and gas property must, because of his or her fiduciary relationship with the Registrant, present the opportunity to effect such acquisition by the Registrant on terms commensurate with those prevailing in the industry. If however, the Registrant declines to participate in the acquisition of any such property, these members of the Registrant's management may effect an acquisition for their own account. The directors and officers of the Registrant are both by statute and at common law, required to act fairly and in the best interests of the Registrant and are not permitted to breach this fiduciary duty for their own benefit.

ITEM 8.   LEGAL PROCEEDINGS

     There are no material legal proceedings to which the Registrant is subject or which are anticipated or threatened.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The shares of the Registrant traded on the Vancouver Stock Exchange ("VSE") in Vancouver, British Columbia, Canada to September 13, 1996. Since January 1996 the shares of the Registrant have traded and continue to trade on the OTC Bulletin Board under the symbol "INDX". Summary trading by quarter, adjusted for the 1996 stock subdivisions, for the two most recent calendar years ending December 31, 1996 and to September 30, 1997 on the VSE and the Bulletin Board are as follows:

VSE and Bulletin Board

(in Canadian dollars unless otherwise indicated)

Year and            High      Low       Close     Trading Volume
Quarter

1995
First Quarter       $   0.32  $  0.10   $  0.32    1,224,585
Second Quarter          0.97     0.33      0.83    2,069,244
Third Quarter           1.05     0.78      0.80    1,755,039
Fourth Quarter          1.13     0.75      1.12    1,422,801

1996
First Quarter           2.75     0.97      2.67    6,100,851
Second Quarter          7.80     2.71      5.80   28,021,277
Third Quarter [1]   US$10.25  US$3.00   US$5.75    9,214,099
Fourth Quarter      US$ 7.75  US$1.75   US$3.13    8,341,500

1997
First Quarter       US$ 4.03  US$0.30   US$2.25   10,027,100
Second Quarter      US$ 4.437 US$2.25   US$4.312   2,337,700
Third Quarter       US$ 3.687 US$3.562  US$3.656      52,900

[1] To September 12, 1996 on the VSE and thereafter only on the Bulletin Board.

     As at September 30, 1997 there were 28,262,398 of the Registrant's shares issued and outstanding. At September 30, 1997 holders of record within the United States collectively held 16,250,947 of such shares, or approximately 57.5% of the Registrant's issued and outstanding shares. To the best of the knowledge, information and belief of the Registrant, shares of the Registrant are held by U.S. residents through brokerage clearing houses, depositories or otherwise in unregistered form, but the actual number and percentage of these shares is not known by the Registrant.

     No cash dividends have been declared by the Registrant nor are any intended to be declared. The Registrant is not subject to any legal restrictions respecting the payment of dividends (except that they may not be paid to render the Registrant insolvent). Dividend policy will be based on the Registrant's cash resources and needs and it is anticipated that all available cash will be needed for property development for the foreseeable future.

Exchange Controls and Other Limitations Affecting Security
Holders.

     There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares of the Registrant, other than withholding tax requirements. The 1980 Tax Convention between Canada and the United States provides for a rate of withholding tax on dividends of five percent of the amount to be paid if the recipient is a corporation and holds more than 10% of the shares of the Registrant and a withholding tax of 15% in all other cases. In the absence of the 1980 Tax Convention, the rate would be 25% percent on all distributions of dividends.

     There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of Common shares, other than withholding tax
requirements.   Any such remittances to United States residents are
subject to withholding tax.  See "Taxation."

     There is no limitation imposed by the laws of Canada or by the charter or other constituent documents of the Registrant on the right of a non-resident to hold or vote common shares, other than as provided in the Investment Canada Act (Canada) (the "Investment Act"). The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire common shares. It is general only, it is not a substitute for independent advice from an investor's own advisor, and it does not anticipate statutory or regulatory amendments.

     The Investment Act generally prohibits implementation of a reviewable investment by an individual, government or agency thereof, corporation, partnership, trust or joint venture (each an "entity") that is not a "Canadian" as defined in the Investment Act (a "non-Canadian"), unless after review the minister responsible for the Investment Act (the "Minister") is satisfied that the investment is likely to be of net benefit to Canada. An investment in common shares by a non-Canadian other than a "WTO Investor" (as that term is defined in the Investment Act and which term includes entities which are nationals of or are controlled by nationals of members of the World Trade Organization) when the Registrant was not controlled by a WTO Investor, would be reviewable under the Investment Act if it was an investment to acquire control of the Registrant and the value of the assets of the Registrant was $5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada's cultural heritage or national identity. An investment in common shares by a WTO Investor, or by a non-Canadian when the Registrant was controlled by a WTO Investor, would be reviewable under the Investment Act if it was an investment to acquire control of the Registrant and the value of the assets of the Registrant was not less than a specified amount, which for 1997 is CDN. $172 million, and which increases each year by an amount equal to the increase in
current nominal Gross Domestic Product.   A non-Canadian would
acquire control of the Registrant for the purposes of the Investment Act if the non-Canadian acquired a majority of the common shares. The acquisition of less than a majority but one-third or more of the common shares would be presumed to be an acquisition of control of the Registrant unless it could be established that, on the acquisition, the Registrant was not controlled in fact by the acquirer through the ownership of common shares.

     Certain transactions relating to common shares would be exempt from the Investment Act, including:

     (a) an acquisition of common shares by a person in the ordinary course of that person's business as a trader or dealer in securities,

     (b) an acquisition of control of the Registrant in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the Investment Act, and

     (c) an acquisition of control of the Registrant by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of the Registrant, through the ownership of common shares, remained unchanged.

     Acquisitions of control by WTO Investors of certain Canadian businesses are subject to review even if the value of the assets of the Canadian business does not exceed the annual threshold applicable to WTO Investors (CDN.$160 million in 1995). For example, investments in the following sectors are subject to the $5 million threshold applicable to all non-Canadians: uranium, financial services, transportation services and cultural businesses, which include publication, distribution and sale of books, magazines, periodicals, newspapers, music, film and video products and the exhibition of film and video products and broadcast media such as television and radio services. The Minister has also issued an Interpretation Note advising that oil and gas properties, and other mineral properties, which are only at the exploration stage, are not considered to be a business. A producing mine, however, is considered to be a business as is a property on which development of a mine has been commenced for the purpose of production.

Taxation

     The following summarizes the principal Canadian federal income tax considerations applicable to the holding and disposition of common shares by a holder of one or more common shares (the "Holder") who is resident in the United States of America and holds common shares solely as capital property. This summary is based on the current provisions of the Income Tax Act (Canada) (the "Tax Act"), the regulations thereunder and all amendments to the Tax Act publicly proposed by the government of Canada to the date hereof, and on the current provisions of the Canada-U.S. 1980 Tax Convention (the "Treaty"). It has been assumed that all currently proposed amendments to the Tax Act will be enacted as proposed and there is no other relevant change in any governing law, although no assurance can be given in these respects.

     Every Holder is liable to pay a Canadian withholding tax on every dividend that is or is deemed to be paid or credited to the Holder on the Holder's common shares. Under the Treaty, the rate of withholding tax is, if the Holder is a company that owns at least 10% of the voting stock of the Registrant and beneficially owns the dividend, 5%, and in any other case 15%, of the gross amount of the dividend.

     Pursuant to the Act, a Holder will not be subject to Canadian capital gains tax on any capital gain realized on an actual or deemed disposition of a common share, including a deemed disposition on death, provided either that the Holder did not hold the common share as capital property used in carrying on a business in Canada, or that neither the Holder nor persons with whom the Holder did not deal at arm's length alone or together owned 25% or more of the issued shares of any class of the Registrant at any time in the five years immediately preceding the disposition.

     Subject to certain limited exceptions, a Holder who otherwise would be liable for Canadian capital gains tax in consequence of an actual or deemed disposition of a common share will generally be relieved by the Treaty from such liability.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has issued the following common shares at the following prices:

Date                No. of Shares  Consideration

To Dec. 31, 1996    26,933,398     $19,275,707
March 20, 1997          10,000           8,400
June 26, 1997          100,000         344,325
July 3, 1997             4,000          16,580
July 8, 1997            50,000         171,063
July 15, 1997        1,000,000       2,471,760
July 29, 1997          100,000         345,350
July 30, 1997           15,000          12,550
Sept. 10, 1997          50,000         174,250
Total:              28,262,398     $22,819,985


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The securities of the Registrant to be registered are common shares without par value. All common shares of the Registrant's common stock, both issued and unissued are of the same class and rank equally as to dividends, voting powers and participation in the assets of the Registrant on a winding-up or dissolution. No common shares have been issued subject to call or assessment. There are no preemptive or conversion rights, and no provisions for redemption, purchase for cancellation, surrender of sinking fluid or purchase fund. Provisions as to the creation or modifications, amendments or variations of such rights or such provisions are contained in the Business Corporations Act (Yukon). Each common share is entitled to one vote with respect to the election of directors and other matters to which shareholders are ordinarily entitled. All references to "shares" or "common shares" herein refer to common shares without par value of the Registrant or its predecessors, all of which have had only one class or kind of security authorized or issued in the past, that being common shares without par value.

     Pursuant to the applicable provisions of the Business Corporations Act (Yukon) (the "Corporations Act"), no right or special right attached to any share of the Registrant, may be prejudiced, modified or otherwise "interfered with" under the Corporations Act or the by-laws of Registrant, unless the members of the class of shareholders affected consent to such action by a separate resolution of the members of that class adopted by at least a majority of two-thirds of the votes cast with respect to the resolution. Under certain circumstances, two-thirds of the votes cast with respect to such resolution may be less than a majority of more than 50% of the total number of shares in that class which are issued and outstanding, since under the by-laws of the Registrant, a quorum for a general meeting of the holders of a class of share consist of two shareholders holding not less than five percent of the outstanding shares of that class share.

     The Registrant's registrar and transfer agent is Pacific
Corporate Trust Company, Suite 830 - 625 Howe Street, Vancouver,
British Columbia, Canada V6C 3B8, telephone (604) 689-9853, facsimile (604) 689-8144.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except with respect to an action by the Registrant to obtain a judgment, the constating documents of the Registrant provide for the indemnification of any director, officer, employee or agent of the Registrant if the person acted honestly and in good faith with a view to the best interests of the Registrant and, with respect to any criminal action or administrative proceeding, had reasonable grounds to believe that his action was lawful.
The Registrant has not, however, entered into any agreement with a director and officer providing for the grant of a covenant of indemnity by the Registrant pursuant to this provision in the constating documents of the Registrant.

     With respect to an action to obtain a judgment, the Registrant is required under the Business Corporations Act
(Yukon) before performing its obligation to indemnify to obtain the approval of the Supreme Court (Yukon) of the indemnity and any payment to be made in connection with the indemnity.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA





                    INDO-PACIFIC ENERGY LTD.
         (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

               CONSOLIDATED FINANCIAL STATEMENTS
                (EXPRESSED IN CANADIAN DOLLARS)

DECEMBER 31, 1996 AND 1995

                         AUDITORS' REPORT

To the Directors of Indo-Pacific Energy Ltd.
(Formerly Consolidated Newjay Resources Ltd.)

     We have audited the consolidated balance sheets of Indo-Pacific Energy Ltd. (formerly Consolidated Newjay Resources Ltd.)
as at December 31, 1996 and 1995 and the consolidated statements of loss and deficit and changes in financial position for the year ended December 31, 1996, for the eleven month period ended December 31, 1995 and for the year ended January 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1996 and 1995 and the results of its operations and the changes in its financial position for the year ended December 31, 1996, for the eleven month period ended December 31, 1995 and for the year ended January 31, 1995 in accordance with generally accepted accounting principles in Canada. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.

     We have previously reported to the shareholders on our report dated April 24, 1997 and these consolidated financial statements are issued for purposes of regulatory filing and not for any other purpose.



/s/ Sadovnick Telford & Skov
CHARTERED ACCOUNTANTS
Vancouver, B.C.
October 17, 1997

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

                    CONSOLIDATED BALANCE SHEET
                 (EXPRESSED IN CANADIAN DOLLARS)

                 AS AT DECEMBER 31, 1996 AND 1995

                              Note
                              Reference      1996           1995
                              ASSETS
CURRENT
  Cash and short term deposits               $12,941,964    $1,330,780
  Accounts receivable                            196,325        31,944
  Prepaid expenses                                15,723        34,878

                                              13,154,012     1,397,602

PETROLEUM AND NATURAL
  GAS PROPERTIES                   3           1,517,758        83,178

PROPERTY AND EQUIPMENT             4              47,572         8,411

INCORPORATION COSTS                                   -            971

                                            $14,719,342     $1,490,162

                           LIABILITIES

CURRENT
  Accounts payable and accrued liabilities   $   119,291    $   90,795

                       SHAREHOLDERS' EQUITY

SHARE CAPITAL                 5, 12           19,275,707     5,861,540
DEFICIT                                       (4,675,656)   (4,462,173)

                                              14,600,051     1,399,367

                                             $14,719,342    $1,490,162

APPROVED BY THE DIRECTORS:

/s/ Alex Guidi, Director

/s/ John Holland, Director


     Subject to Auditors' Report dated October 17, 1997.

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

            CONSOLIDATED STATEMENT OF LOSS AND DEFICIT
                 (EXPRESSED IN CANADIAN DOLLARS)

              FOR THE YEAR ENDED DECEMBER 31,  1996,
         THE ELEVEN MONTH PERIOD ENDED DECEMBER 31, 1995
               AND THE YEAR ENDED JANUARY 31, 1995

                                        For the Eleven
                         For the Year   Month Period   For the Year
                         Ended          Ended          Ended
                         December 31,   December 31,   January 31,
                         1996           1995           1995
                                        (Note 10)

REVENUE
  Petroleum and
   natural gas sales     $   222,501    $       -      $       -
  Interest income            358,214        53,352         36,407

                             580,715        53,352         36,407

COST OF SALES
  Amortization
    and depletion            133,879         1,318             -

  Production costs            26,334            -              -

  Royalties                   25,966            -              -


                             186,179         1,318             -


                             394,536        52,034         36,407

EXPENSES
  General and administrative
   (Schedule)                556,716       233,676        108,049
  Write-down of
   petroleum properties       51,303            -              -


                             608,019       233,676        108,049

NET LOSS FOR THE PERIOD      213,483       181,642         71,642

DEFICIT -
  BEGINNING OF PERIOD      4,462,173     4,280,531      4,208,889

DEFICIT - END OF PERIOD   $4,675,656    $4,462,173     $4,280,531

LOSS PER SHARE            $     0.01    $     0.01     $     0.01

     Subject to Auditors' Report dated October 17, 1997.

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

     CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                 (EXPRESSED IN CANADIAN DOLLARS)

              FOR THE YEAR ENDED DECEMBER 31, 1996,
         THE ELEVEN MONTH PERIOD ENDED DECEMBER 31, 1995
               AND THE YEAR ENDED JANUARY 31, 1995

                                             For the Eleven
                              For the Year   Month Period   For the Year
                              Ended          Ended          Ended
                              December 31,   December 31,   January 31,
                              1996           1995           1995
                                             (Note 10)
NET INFLOW (OUTFLOW) OF CASH RELATED
 TO THE FOLLOWING ACTIVITIES:

OPERATING
  Loss for the period         $  (213,483)   $(181,642)     $ (71,642)
  Items not affecting cash
   Amortization and depletion     133,879        1,318             -
   Write-down of
    petroleum properties           51,303           -              -
   Write-off of
    incorporation costs               971           -              -
                                  (27,330)    (180,324)       (71,642)
  Changes in non-cash
    working capital items:
    Accounts receivable          (164,381)     (12,931)       (10,004)
    Accounts payable
     and accrued liabilities       28,496       72,437        (41,557)
    Prepaid expenses               19,155      (31,822)        (1,701)

                                 (144,060)    (152,640)      (124,904)
FINANCING
  Issue of share capital       13,414,167      774,380        160,307
  Share issue cost                     -            -         (23,128)
  Repayment of loan payable            -            -          (9,171)

                               13,414,167      774,380        128,008
INVESTING
  Petroleum and natural
   gas properties              (1,610,539)     (68,597)            -
  Property and equipment          (48,384)      (9,729)       (14,581)

                               (1,658,923)     (78,326)       (14,581)

NET CASH INFLOW (OUTFLOW)      11,611,184      543,414        (11,477)

CASH AND SHORT TERM DEPOSITS
  - BEGINNING OF PERIOD         1,330,780      787,366        798,843

CASH AND SHORT TERM DEPOSITS
  - END OF PERIOD             $12,941,964   $1,330,780     $  787,366

     Subject to Auditors' Report dated October 17, 1997.

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

     CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                 (EXPRESSED IN CANADIAN DOLLARS)

              FOR THE YEAR ENDED DECEMBER 31, 1996,
         THE ELEVEN MONTH PERIOD ENDED DECEMBER 31, 1995
               AND THE YEAR ENDED JANUARY 31, 1995

Non-Cash Investing and Financing Activities

     For the period ended December 31, 1995, the Company granted stock options the market value of which at the date the options were granted exceeded the exercise price by an aggregate of $63,000.

     For the year ended December 31, 1996, the Company granted stock options the market value of which at the date the options were granted exceeded the exercise price by an aggregate of $697,923.


     Subject to Auditors' Report dated October 17, 1997

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 1 - NATURE OF OPERATIONS

The Company is incorporated under the laws of the Province of British Columbia. Its major activity is the acquisition, exploration and development of petroleum and natural gas interests.

The recoverability of amounts capitalized for petroleum and natural gas properties is dependent upon the existence of economically recoverable reserves.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)   Basis of Consolidation

     These consolidated financial statements include the accounts of Indo-Pacific Energy Ltd. and its wholly-owned subsidiaries, Indo Overseas Exploration Ltd., Indo-Pacific Energy (PNG) Pty. Limited and Indo-Pacific Energy (NZ) Limited and its wholly-owned subsidiary, Ngatoro Energy Limited (formerly Minora Energy (New Zealand) Limited).

b)   Joint Operations

     Substantially all of the Company's exploration and production activities related to oil and gas activities are conducted jointly with others and, accordingly, the accounts reflect only the Company's proportionate interest in these activities.

c)   Cash and Short Term Deposits

     Cash and short term deposits include Government treasury bills and Bankers' Acceptance with maturity within 90 days of the date purchase.


     Subject to Auditors' Report dated October 17, 1997.

       67            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

d)   Petroleum and Natural Gas Properties

     The Company follows the full cost method of accounting for petroleum and natural gas operations whereby all costs associated with the acquisition of, exploration for and development of petroleum and natural gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical, lease rentals on non-producing properties, costs of drilling productive and non-productive wells and overhead expenses directly related to these activities. Such costs are depleted using the unit of production method based on proven reserves of oil and gas as determined by management and/or the Company's independent consulting engineers.

     In order to compute depletion, natural gas production and reserves are stated in equivalent units of oil, based on the relative energy content of each commodity. No gain or loss is recognized on the sale or disposition of oil and gas properties except for dispositions which would significantly change depletion rates.

     Costs of acquiring and evaluating unproven properties are initially excluded from depletion calculations. These unproven properties are assessed annually to ascertain whether impairment has occurred. Impairment for each property is estimated by applying factors that rely on historical experience.

     At each fiscal year end, any unproven property without firm plans for further exploration work in the foreseeable future will be written off by the Company. In general, the Company may write off any unproven property under one or more of the following conditions:

     i) exploration work done on the unproven property during the fiscal year produced negative results which does not merit further exploration;

     ii) exploration work done in the vicinity of the unproven property during the fiscal year produced negative results which does not merit further exploration on the Company's unproven property; and

     Subject to Auditors' Report dated October 17, 1997
                               F-7

       68            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

d)   Petroleum and Natural Gas Properties (Cont'd)

     iii) for a non-renewable leased property or permit, the expiration date of the permit does not allow sufficient time for exploration work on the unproven property.

     The Company applies a "ceiling test" to net capitalized costs to ensure that such costs do not exceed estimated net revenues after income taxes, general and administrative costs, future removal and site restoration costs and financing costs from production of proven reserves. Excess carrying value, if any, is recorded as depletion in the year. Estimated net revenues are determined by applying year-end prices to estimated proven reserves.

e)   Property and Equipment

     Property and equipment are recorded at cost and amortized over their estimated useful lives on a declining balance basis as follows:

          Office equipment    20% to 30%
          Automobile          30%

     In the period a capital asset is acquired, management deems it to be acquired midway through the fiscal period and accordingly the amortization recorded is restricted to one-half of the normal rate. Amortization will not be taken in the period of disposal.

f)   Translation of Foreign Currencies

     Foreign currencies are converted into Canadian dollars as follows:

     - Monetary assets and monetary liabilities at the rate of exchange prevailing at the balance sheet date.
     - Non-monetary assets at the rate of exchange prevailing at the acquisition date; and
     - Revenue and expenses at a rate which approximates the average rate of exchange for the period.
     - Exchange gains and losses are recorded as income or expense in the period in which they occur.
     Subject to Auditors' Report dated October 17, 1997
       69            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

g)   Measurement Uncertainty

     The amounts recorded for depletion and amortization of petroleum and natural gas properties and equipment and for future site restoration and abandonment are based on estimates of reserves and future costs. By their nature, these estimates and those related to the future cash flows used to assess impairment are subject to measurement uncertainty and the impact on the financial statements of future periods could be material.

NOTE 3 - PETROLEUM AND NATURAL GAS PROPERTIES

Petroleum and natural gas properties are comprised as follows:

                                        1996           1995
                                        Accumulated    Net Book      Net Book
                          Cost          Amortization   Value         Value
                                        and Depletion
Proven:
  New Zealand
  Ngatoro Oil Field       $ 626,569     $147,814       $  478,755    $     -

     Total Proven           626,569      147,814          478,755          -
Unproven:
  New Zealand

  PEP 38328                 427,728           -           427,728          -
  PEP 38330                  32,085           -            32,085          -
  PEP 38716                 204,372           -           204,372       72,286
  PEP 38720                  15,278           -            15,278           -
  New licenses               58,497           -            58,497        1,980

     Total New Zealand      737,960           -           737,960       74,266

  China
  Nanling-Wuwei Basins      190,994           -           190,994        2,922

  Papua New Guinea
  PPL 192                   110,049           -           110,049        5,990

     Total Unproven       1,039,003           -         1,039,003       83,178

                         $1,665,572     $147,814       $1,517,758      $83,178

     Subject to Auditors' Report dated October 17, 1997

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995


NOTE 3 - PETROLEUM AND NATURAL GAS PROPERTIES (Cont'd)

a)   PEP 38328

     The Company has a 40% participating interest in Petroleum Exploration Permit 38328 ("PEP 38328") located in New Zealand. PEP 38328 grants the exclusive right to explore for petroleum for an initial term of 5 years commencing July 1, 1996, renewable for a further 5 years over one half of the original area, and the exclusive right to apply for a 40 year production permit in the event of a petroleum discovery.

     During the first year, the Company and its co-participants completed a work program which included:

     i) reprocessing existing seismic data over the Kereru prospect;

     ii) acquiring, processing and interpreting a minimum of eight km of new seismic data; and

     iii) drilling one exploration well,

     after which the participants must commit to an ongoing work program for the remainder of the term or surrender PEP 38328.

     In December 1996, the Company completed the drilling of an exploration well in the PEP 38328 area (the "Kereru-1 Well").

     By an agreement dated November 1, 1996, Boral Energy Resources Limited ("Boral") acquired a 20% participating interest in PEP 38328 from the Company by funding a disproportionate share of costs associated with the drilling of the Kereru-1 Well up to and including the plugging and abandonment of the Kereru-1 Well.

     Trans-Orient Petroleum Ltd. ("Trans-Orient"), a company with certain common directors, acquired a 10% participating interest in PEP 38328 from the Company by similarly funding 20% of all costs associated with the drilling of the Kereru-1 Well.

     Subject to Auditors' Report dated October 17, 1997

       71            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 3 - PETROLEUM AND NATURAL GAS PROPERTIES (Cont'd)
b)   PEP 38330

     The Company has a 34% participating interest in Petroleum Exploration Permit 38330 ("PEP 38330") located in New Zealand. PEP 38330 grants the exclusive right to explore for petroleum for an initial term of 5 years commencing July 1, 1996, renewable for a further 5 years over one half of the original area, and the exclusive right to apply for a 40 year production permit in the event of a petroleum discovery.

     The Company and its co-participants are required to complete a work program as follows:

     i) reviewing existing seismic data and reprocessing and interpreting a minimum of 80 km of seismic data during the first year; and
     ii) acquiring, processing and interpreting a minimum of 12 kilometers of new seismic data and undertaking a structural review of PEP 38330 by the end of the second year; and
     iii) acquiring, processing and interpreting a minimum of 60 km of new seismic data by the end of the third year,

     after which the participants must surrender PEP 38330 or commit to acquire, process and interpret a further 25 km of new seismic data and to drill an exploration well by the end of the fifth year.

c)   PEP 38716

     The Company has a 32.4% participating interest in Petroleum Exploration Permit 38716 ("PEP 38716") located in New Zealand. PEP 38716 grants the exclusive right to explore for petroleum for an initial term of 5 years commencing January 30, 1996, renewable for a further 5 years over one half of the original area, and the exclusive right to apply for a 40 year production permit in the event of a petroleum discovery.

     During the first year and a half, the Company and its
co-participants completed a work program which included reprocessing and interpreting a minimum of 250 km of existing seismic data and acquiring, processing and interpreting 30 km of new seismic data.
The participants must commit by July 30, 1997 to drill an
exploration well by July 30, 1998 or surrender PEP 38716.
     Subject to Auditors' Report dated October 17, 1997
       72            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 3 - PETROLEUM AND NATURAL GAS PROPERTIES (Cont'd)

c)   PEP 38716 (Cont'd)

     Durum Energy Corp. ("Durum"), a company with a common director, has a 6% participating interest in PEP 38716.

d)   PEP 38720

     The Company has a 50% participating interest in Petroleum Exploration Permit 38720 ("PEP 38720") located in New Zealand. PEP 38720 grants the exclusive right to explore for petroleum for an initial term of 5 years commencing September 2, 1996, renewable for a further 5 years over one half of the original area, and the exclusive right to apply for a 40 year production permit in the event of a petroleum discovery.

     During the first year, the Company and its co-participants are required to complete a work program which includes reprocessing and interpreting a minimum of 100 km of seismic data after which the participants have the following options:

     i) commit to drilling an exploration well by the end of the second year; or
     ii) acquire, process and interpret a minimum of 15 km of new seismic data by the middle of the third year; or
     iii) surrender PEP 38720.

     The participants are required to drill at least one exploration well by the end of the third year in order for PEP
38720 to remain in good standing.

     Trans-Orient has a 50% participating interest in PEP 38720.

e)   Ngatoro Oil Field

     By a Sale and Purchase Agreement dated December 4, 1996 and effective September 1, 1996, the Company acquired a 5% beneficial interest in Petroleum Mining Permit 38148 ("Ngatoro Oil Field") and a 4.45% beneficial interest in the surrounding Petroleum Prospecting License 38706 through the purchase of Ngatoro Energy Limited (formerly Minora Energy (New Zealand) Limited) for $575,000 in Australian funds. All obligatory work commitments have been completed.
     Subject to Auditors' Report dated October 17, 1997
       73            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995


NOTE 3 - PETROLEUM AND NATURAL GAS PROPERTIES (Cont'd)
e)   Ngatoro Oil Field (Cont'd)

     The Ngatoro Oil Field includes four producing oil wells and three shut in gas wells.

f)   Nanling-Wuwei Blocks

     By a Joint Study Agreement dated March 18, 1996 (the "Study Agreement"), the Company acquired a 50% participating interest in the Nanling and Wuwei Blocks, located in Anhui Province of the People's Republic of China, from China National Oil and Gas Exploration and Development Corp. ("CNODC"). Pursuant to the Study Agreement, a detailed technical evaluation of the Blocks, including seismic reprocessing and remapping, must be completed by June 30, 1997.

     During the term of the Study Agreement and for a further 180 days thereafter, the Company is entitled to negotiate with CNODC for a Geophysical Survey Agreement or a Production Sharing
Contract covering the Blocks.

g)   PPL 192

     The Company has a 40% participating interest in Petroleum Prospecting License No. 192 ("PPL 192") located in the Western Province of Papua New Guinea. PPL 192 grants the exclusive right to explore for petroleum for an initial six year term commencing January 28, 1997, extendable for a further 5 year term over 50% of the original area, and the right to enter into a Petroleum Agreement upon a discovery. The Petroleum Agreement provides the right to produce any oil and gas discovered for a period of up to 30 years from discovery, subject to a maximum 22.5% participating interest that can be acquired by the Government of Papua New Guinea.

     The Company and its co-participants are required to complete a work program as follows:

     i) incur U.S.$100,000 during the first year on exploration costs which includes reprocessing and interpreting a minimum of 200 km of existing seismic data; and

     Subject to Auditors' Report dated October 17, 1997
       74            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 3 - PETROLEUM AND NATURAL GAS PROPERTIES (Cont'd)

g)   PPL 192 (Cont'd)

     ii) incur a further U.S.$100,000 during the second year on exploration costs which includes field, environment, engineering and economic analyses,

     after which the participants can surrender PPL 192 or submit proposals by the last two months of the second year for exploration work for the third and fourth years which must include, at a minimum, acquiring, processing and interpreting 50 km of new seismic data during the third year and drilling one exploration well during the fourth year.

     The participants can surrender PPL 192 by the last two months of the fourth year or submit proposals for exploration work for the fifth and sixth years which must include, at a minimum, acquiring 400 km of new seismic data during the fifth year and drilling one exploration well during the sixth year.

     Trans-Orient and Durum each hold a 20% participating interest in PPL 192, subject to regulatory acceptance.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are comprised as follows:

                              1996           1995
                              Accumulated    Net Book     Net Book
                    Cost      Amortization   Value        Value
Office equipment    $ 51,211  $  7,435       $  43,776    $ 2,544

Automobile             6,902     3,106           3,796      5,867

                    $ 58,113  $ 10,541        $ 47,572    $ 8,411

NOTE 5 - SHARE CAPITAL

a)   Authorized Share Capital

     The authorized share capital of the Company is 100,000,000 common shares without par value.

     Subject to Auditors' Report dated October 17, 1997

       75            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 5 - SHARE CAPITAL (Cont'd)

b)   Issued Shares

                                   Number of
                                   Shares         Amount
Balance - January 31, 1995          5,006,978     $ 5,087,160

Issued during the period for:
  Exercise of share
   purchase warrants                2,498,000         774,380

Balance - December 31, 1995         7,504,978       5,861,540

Issued during the period for:
  Exercise of stock options           386,500       2,496,290

  Stock subdivision on a 1.5 new for
   one old basis                    3,945,559              -

                                   11,837,037       8,357,830

  Exercise of stock options         1,103,250       7,663,801

  Stock subdivision on a two new for
   one old basis                   12,940,111              -

                                   25,880,398      16,021,631

  Exercise of stock options            53,000         224,076

  Private placement                 1,000,000       3,030,000

Balance - December 31, 1996        26,933,398     $19,275,707

c)   Subdivision of Share Capital

     Effective April 15, 1996 the Company subdivided its share capital on a 1.5 new for one old basis.

     Effective May 31, 1996 the Company subdivided its share capital on a 2 new for one old basis.

     Subject to Auditor's Report dated October 17, 1997

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 5 - SHARE CAPITAL (Cont'd)

c)   Subdivision of Share Capital (Cont'd)

     At an Extraordinary General Meeting held on October 9, 1996 the shareholders of the Company granted to the board of directors the discretion to implement a stock subdivision based on one of three alternative ratios: a 3 new for one old basis, a 4 new for one old basis or a 5 new for one old basis. The Company has yet to implement the subdivision.

d)   Incentive Stock Options

     The following incentive stock options are outstanding at December 31, 1996:

Number of      Exercise Price Expiry Date
Common Shares  Per Share

  167,000        $0.84        July 13, 1997
1,082,000        $5.33        May 13, 1998
  700,000      US$5.13        October 30, 1998

     Subsequent to the year ended, the Company renegotiated the exercise price and extended the expiry date for certain existing incentive stock options. (See Note 12)

e)   Share Purchase Warrants

     The following share purchase warrants are outstanding at December 31, 1996:

Number of Shares    Price per Share     Expiry Date

1,000,000           $3.03/$3.485        May 27, 1997/1998


     Subject to Auditors' Report dated October 17, 1997

       77            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 5 - SHARE CAPITAL (Cont'd)

f)   Escrow Shares

     There are 1,406,250 shares subject to escrow restrictions and held in escrow by Pacific Corporate Trust Company ("Pacific Corporate"), 830 - 625 Howe Street, Vancouver, British Columbia pursuant to an agreement dated April 8, 1994. The escrow shares were originally issued in accordance with Local Policy 3-07 of the British Columbia Securities Commission. 1,361,250 shares are owned by 437577 B.C. Ltd., a private company whose voting shares are wholly owned by Alex Guidi. Mr. Guidi is a member of the board of directors, chairman and promoter of the Company. Two former directors own 45,000 shares and are by the terms of the agreement dated April 8, 1994 obligated to transfer the escrow shares held by them to 437577 B.C. Ltd. or surrender the shares to the Company.

     The agreement of April 8, 1994 provides that the beneficial ownership of the common shares or any interest in them will not be sold, assigned, hypothecated, alienated, released from escrow, transferred within escrow or otherwise in any manner dealt with, without the expressed consent, order or direction in writing from the Executive Director, British Columbia Securities Commission, except as may be required by the death or bankruptcy of any shareholder. All voting rights attached to the escrowed shares may be exercised by the registered owner and any dividends declared on the common shares of the Company will similarly be paid to the holders of the escrowed shares. The shares are released from escrow on application to the Executive Director and an assessment by the Executive Director of the progress of the Company's business. If any shares are not released from escrow before April 25, 1999, those shares are to be cancelled.

g)   Other

     On September 13, 1996 the shares of the Company were delisted from the Vancouver Stock Exchange ("VSE"). At the time the shares of the Company were delisted from trading through the facilities of the VSE, the shares continued to be traded on the OTC BB market and there was no interruption in the availability of a public market for trading of the shares.

     Subject to Auditors' Report dated October 17, 1997

       78            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 6 - LOSS PER SHARE

Loss per share is calculated using the weighted-average number of common shares outstanding during the period. Shares that are held in escrow have been included in determining loss per share. For the purpose of calculating the weighted average number of shares outstanding, stock splits and stock consolidations are deemed to occur at the beginning of the period and are applied retroactively to the preceding periods.

The weighted average number of shares outstanding used to calculate loss per share are as follows:

     December 31, 1996   25,279,799
     December 31, 1995   16,840,440
     January 31, 1995    13,331,199

NOTE 7 - RELATED PARTY TRANSACTIONS

The following are related party transactions not disclosed elsewhere in these financial statements.

a)   Accounts Payable
     Included in accounts payable as at December 31, 1996 is an amount of $8,021 (December 31, 1995 - $59,916) due to a company with a common director.

     Included in accounts receivable as at December 31, 1996 is an amount of $555 (December 31, 1995 - accounts payable of $16,623) due from a company with certain common directors.

b)   Consulting and Management Agreements
     The Company is of the view that the amounts paid for services provided by related parties approximates what the Company would pay to unrelated parties for the same services.

     During the 1996 fiscal year, the Company paid $109,069 (December 31, 1995 fiscal period - $40,068) in consulting fees to a director of the Company. The director occupied the office of president and was responsible for the management of the business of the Company of acquisition, exploration and development of, and production from, petroleum interests and manages the New Zealand office of the Company.

     Subject to Auditors' Report dated October 17, 1997
       79            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
                NOTES TO THE FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)
                    DECEMBER 31, 1996 AND 1995

NOTE 7 - RELATED PARTY TRANSACTIONS (Cont'd)
b) Consulting and Management Agreements (Cont'd)

     A consulting agreement between the Company and a private company owned by a former director of the Company requires a fee of $2,500 per month. During the 1996 fiscal year, the Company paid $20,500 (December 31, 1995 fiscal period - $27,500) to this private company. This individual manages the general administration of the Company, including internal corporate affairs, public relations and personnel.

     A management agreement between the Company and a private company wholly-owned by a relative of a former director of the Company requiring a fee of $2,500 per month was cancelled. During the 1996 fiscal year, the Company paid $5,000 (December 31, 1995 fiscal period - $27,500) to this private company.

c) By a Strategic Alliance Agreement dated May 18, 1995, the Company granted Durum Energy Corp. ("Durum") a company with a common director, the right to acquire up to a 20% participating interest in future exploration ventures undertaken by the Company for a one year period, renewable annually. In return, Durum will provide the Company with certain services and duties in connection with the conduct of the business of the Company. This agreement was cancelled during the year.

NOTE 8 - INCOME TAXES

There are no income taxes payable for the year ended December 31, 1996 and 1995.

The Company has approximately $2.1 million (1995 - $1.9 million) of resource and other unused tax pools to offset future taxable income.

In addition, the Company has non-capital losses of approximately
$552,825 available for future deduction from income. These losses expire as follows:

          1997 $ 33,247
          1998   32,152
          1999   79,630
          2000   23,275
          2001   52,731
          2002  251,664
          2003   80,126
               $552,825
     Subject to Auditors' Report dated October 17, 1997
       80            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 8 - INCOME TAXES (Cont'd)

The benefits of these excess resource tax pools and non-capital loss carryforwards have not been recognized in these financial statements.

NOTE 9 - NAME CHANGE

On May 9, 1995 the name of the Company was changed from Consolidated Newjay Resources Ltd. to Indo-Pacific Energy Ltd.

NOTE 10 - YEAR END CHANGE

During the 1995 fiscal period the Company changed its year end from January 31 to December 31 effective December 31, 1995.

NOTE 11 - COMPARATIVE FIGURES

Certain of the prior period's comparative figures have been reclassified to conform to the current period's presentation.

NOTE 12 - SUBSEQUENT EVENTS

The following events have occurred subsequent to the year-end:

a)   Stock Options

     (i) The Company granted director and employee incentive stock options entitling the holders thereof to purchase the following:

Number of      Exercise Price
Common Shares  Per Share      Expiry Date

550,000        US$2.50        March 25, 1999
 30,000        US$3.00        May 12, 1999
 10,000        US$3.125       May 22, 1999

     (ii) The Company renegotiated the exercise price of certain existing incentive stock options to U.S. $2.50 per share. These options now entitle the optionees to purchase up to 1,082,000 common shares at an exercise price of U.S. $2.50 per share until May 13, 1998 and up to 700,000 common shares at an exercise price of U.S. $2.50 per share until October 30, 1998.

     Subject to Auditors' Report dated October 17, 1997
                               F-20

       81            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 12 - SUBSEQUENT EVENTS (Cont'd)

a)   Stock Options (Cont'd)

     (iii) The Company has granted stock options the market value of which at the date the options were granted exceeded the exercise price by an aggregate of $98,604.

     (iv) Stock options were exercised to purchase the following:

Number of      Exercise Price
Common Shares  Per Share      Total Proceeds

 25,000          $0.84          $ 20,950
250,000        US$2.50        US$625,000
  4,000        US$3.00        US$ 12,000

     v) The Company extended the expiry date of 142,000 existing stock options which entitled the holder to purchase common shares at $0.84 per share from July 13, 1997 to December
31, 1997.

     (vi) The Company received subscriptions for the purchase on a private placement basis of 1,000,000 units of the Company ("the Units") at U.S. $1.80 per Unit. Each Unit consists of one share in the capital of the Company and one non-transferrable share purchase warrant ("the Warrants"). Each Warrant entitles the subscriber to purchase one additional share in the capital of the Company at the price of U.S. $1.90 per share for the first year, U.S. $2.00 per share for the second year, and U.S. $2.10 per share for the third year.

     (vii)     Share purchase warrants were exercised to purchase
50,000 shares of the Company at a price of $3.485 per share for total proceeds of $174,250.

b)   Petroleum and Natural Gas Properties

     (i)  PEP 38332

          The Company acquired a 42.5% participating interest in Petroleum Explorations Permit 38332 ("PEP 38332") located in New
Zealand.

     Subject to Auditors' Report dated October 17, 1997

       82            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 12 - SUBSEQUENT EVENTS (Cont'd)

b)   Petroleum and Natural Gas Properties (Cont'd)

     (i)  PEP 38332 (Cont'd)

          The permit area is situated immediately south of PEP 38328 and is 1,012,000 acres in area. The permit term is for five years, renewable for a further five years over 50% of the license area. Any production permits granted will be for a term of up to 40 years from the date of issue. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue from the sale of petroleum products.

          By December 24, 1998, the Company is required to reprocess 100 km of existing seismic data, collect 25 km of new seismic data, undertake photogeologic and field geological mapping, complete an evaluation of the exploration potential of the permit area and make a further work commitment or relinquish the permit. By December 24, 1999, the Company is required to collect 50 km of seismic data, complete an evaluation of the exploration potential of the permit area and make a further work commitment or relinquish the permit. By June 24, 2000, the Company is required to drill one exploration well and submit a further program of work for approval.

          A regional seismic program has been completed over the permit area. This and earlier data are being processed before a decision on further exploration is made.

     (ii) VIC/P39

          The Company has acquired a 33.33% participating interest in VIC/P39 located in Australia.

          The permit comprises of 541,250 acres and has a term of six years. The permit provides for certain minimum work requirements. In the first year, the Company must reprocess certain seismic data. In the second year, a 500 km seismic survey must be completed. In the third year, an exploration well must be drilled. The work requirements for the balance of the permit are not mandatory. The estimated cost for the first three years is Australian $7,500,000.

     Subject to Auditors' Report dated October 17, 1997

       83            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 12 - SUBSEQUENT EVENTS (Cont'd)

     (iii)     ACP19
          The Company acquired a 65% participating interest in ACP19 located in Australia.

          The permit comprises of 364,500 acres and encompasses the Cartier Trough and parts of the Ashmore Platform. The permit has a term of six years. In the first three years of the permit, the Company is required to carry out a program of seismic reprocessing and acquisition, including the collection of 400 km of seismic data, with an estimated cost of Australian $900,000.

     (iv) PPL 38312

          The Company acquired a participating interest of 10.5% in PPL 38312, New Zealand. Under the terms of the license, licensees are required to complete the following:

          (a) before October 9, 1997, re-enter and complete the drilling of Waitaria-1 to 1600 meters unless geological or engineering constraints encountered while drilling make this unreasonable; and

          (b) before November 15, 1997, if a discovery is made as a result of iv(a) above, assess the discovery and if appropriate apply for an extension of the duration of the license in order to undertake an appraisal work program.

     (v)  PEP 38256

          The Company acquired a participating interest of 50% in PEP 38256, Canterbury Area, New Zealand under a permit dated August 25, 1997. The other participant is Trans-Orient Petroleum
(NZ) Limited. The permit is issued for a term of five years and has an area of 11,183.17 square kilometers. At the end of the third year, the participants must relinquish at least 50% of the permit area. The Crown in right of New Zealand has reserved a royalty of five percent of net sales revenue of any petroleum products. Under the terms of the permit, the participants must:

          (a) within 15 months of the commencement date of the permit:

     Subject to Auditors' Report dated October 17, 1997

       84            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)
                    DECEMBER 31, 1996 AND 1995

NOTE 12 - SUBSEQUENT EVENTS (Cont'd)

     (v)(a)    PEP 38256 (Cont'd)
          (i) locate and analyze petroleum seeps within the permit area;
          (ii) model existing gravity data and acquire new gravity data as required to provide proper control on density models derived from gravity modelling;
          (iii) acquire, model and interpret a minimum of ten new magnetotelluric stations;
          (iv) scan and process existing BP and Bounty seismic data;
          (v) as necessary and appropriate, complete surface geological work on source and other sequences;
          (vi) integrate reprocessed onshore and existing offshore seismic data with wells and new data acquired; and

               either make a firm commitment by notice in writing to the Secretary of Commerce to complete the work program detailed in (b) below or surrender the permit;

          (b) within 24 months of the commencement date of the permit acquire, process and interpret 80 kilometers of new seismic data and either make a firm commitment by notice in writing to the Secretary of Commerce to complete the work program detailed in (c) below or surrender the permit;

          (c) within 30 months of the commencement date of the permit acquire, process and interpret 120 kilometers of new seismic data and either make a firm commitment by notice in writing to the Secretary of Commerce to complete the work program detailed in (d) below or surrender the permit;

          (d) within 36 months of the commencement date of the permit drill one exploration well to the lesser of 1200 meter or economic basement unless geological or engineering constraints encountered while drilling make this unreasonable and either submit to the Secretary of Commerce a satisfactory work program for the remainder of the permit term or surrender the permit.

c)   Corporate Reorganization

     The Company continued its jurisdiction of incorporation from the Province of British Columbia to the Yukon Territory pursuant to the Yukon Business Corporation Act.
     Subject to Auditors' Report dated October 17, 1997
       85            INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)
                    DECEMBER 31, 1996 AND 1995

NOTE 13 - DIFFERENCES BETWEEN CANADIAN AND UNITED STATES
GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") which conform in all material respects with generally accepted accounting principles in the United States ("U.S. GAAP") except for the following differences:
                                   1996           1995
a)   Net loss reconciliation
     Net loss under Canadian GAAP  $ (213,483)    $ (181,642)

     Market price of shares in excess
     of exercise price of option at
     date options granted            (697,923)       (63,000)

     Net loss under U.S. GAAP      $ (911,406)    $ (244,642)

b)   Loss per share
     Weighted average number of shares outstanding:

     Under Canadian GAAP           25,279,799     16,840,440

     Less escrow shares            (1,406,250)    (1,406,250)

     Under U.S. GAAP               23,873,549     15,434,190

     Loss per share
       under U.S. GAAP             $    (0.04)    $   (0.02)

c)   Balance Sheet Items
     i)   Share Capital

     Under Canadian GAAP           $19,275,707    $5,861,540

     Additions

     Market price of shares in excess
     of exercise price of option
     at date options granted           697,923        63,000

     Cumulative historical
     adjustments to date               306,750       243,750

     Under U.S. GAAP               $20,280,380    $6,168,290

     Subject to Auditors' Report dated October 17, 1997

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 (EXPRESSED IN CANADIAN DOLLARS)

                    DECEMBER 31, 1996 AND 1995

NOTE 13 - DIFFERENCES BETWEEN CANADIAN AND UNITED STATES
GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Cont'd)

                                   1996           1995
c)   Balance Sheet Items (Cont'd)
     ii)  Deficit

     Under Canadian GAAP           $(4,675,656)   $(4,462,173)

     Add - Loss under
       Canadian GAAP                   213,483        181,642

     Deduct - Loss under U.S. GAAP    (911,406)      (244,642)
       - cumulative historical
        adjustments to date           (306,750)      (243,750)

     Under U.S. GAAP               $(5,680,329)   $(4,768,923)

d)   Statement of Changes in Financial Position

     Deemed share proceeds

     Under Canadian GAAP           $        -     $        -

     Market price of shares in excess
     of exercise price of option at
     date option granted               697,923         63,000

     Under U.S. GAAP               $   697,923    $    63,000


     Subject to Auditors' Report dated October 17, 1997

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
   CONSOLIDATED SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES
                 (EXPRESSED IN CANADIAN DOLLARS)
              FOR THE YEAR ENDED DECEMBER 31, 1996,
         THE ELEVEN MONTH PERIOD ENDED DECEMBER 31, 1995
               AND THE YEAR ENDED JANUARY 31, 1995

                                             For the Eleven
                              For the Year   Month Period   For the Year
                              Ended          Ended          Ended
                    Note      December 31,   December 31,   January 31,
                    Reference 1996           1995           1995
                                             (Note 10)

EXPENSES
  Accounting and audit        $  16,036      $   5,175      $  4,528
  Consulting fees   7            37,240         16,500        18,000
  Corporate relations
   and development               70,765         26,822         4,125
  Directors' fees                 1,000             -             -
  Filing and transfer
   agency fees                   38,621         18,426        12,311
  Foreign exchange loss          30,832             -             -
  Legal fees                     53,795         17,017        30,937
  Management fees   7            15,784         27,500        30,000
  Office and miscellaneous      102,391          9,320           864
  Printing                       89,485         56,745         1,068
  Rent                           12,535         14,145         6,216
  Telephone                      34,001         12,014            -
  Travel                         21,236         18,375            -
  Wages and benefits             32,024         11,637            -
  Write-off of
   incorporation costs              971             -             -

                              $ 556,716      $ 233,676      $108,049












     Subject to Auditors' Report dated October 17, 1997

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
   SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES

                        DECEMBER 31, 1996
               (Unaudited - Prepared by Management)
                 (Expressed in Canadian Dollars)


PROVED PETROLEUM AND NATURAL GAS RESERVE QUANTITIES

                              December 31,   December 31,   January 31,
                              1996           1995           1995

PETROLEUM RESERVES

Proved developed reserves, end of period
  Oil (barrels)               70,000         -              -

  Gas (billion cubic feet)         0.17      -              -



Proved reserves, end of period
  Oil (barrels)               145,000        -              -

  Gas (billion cubic feet)          0.40     -              -


All petroleum and natural gas reserves are located in New
Zealand.

Petroleum and natural gas reserves cannot be measured exactly. Reserve estimates are based on many factors related to reservoir performance which require evaluation by engineers interpreting available data, as well as price, costs and other economic factors. The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, the production performance of the reservoirs as well as extensive engineering judgment. Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir. When a commercial reservoir is discovered, proved reserves are initially determined based on only limited data from the first well or wells. Further drilling may better define the extent of the reservoir and additional production performance, well tests and engineering studies will likely improve the reliability of the estimate.

Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved reserves are reserves which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reserves under existing economic and operating conditions. Reserves are considered proved if economic producibility is supported by either production or conclusive formation tests.

                     INDO-PACIFIC ENERGY LTD.
          (FORMERLY CONSOLIDATED NEWJAY RESOURCES LTD.)
  SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
                     AS AT DECEMBER 31, 1996
               (Unaudited - Prepared by Management)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING
TO PROVED OIL AND GAS RESERVES
(Expressed in Canadian Dollars)

                         December 31,   December 31,   January 31,
                         1996           1995           1995

Future cash inflows      $1,243,000     $      -       $     -

Future production and
  development costs to abandonment
  at December 31, 2003      460,000            -             -

Future income taxes              -             -             -

                            783,000            -             -

Discount at 10% annual rate
  for estimated timing of
  cash flows                 79,000            -             -

                         $  704,000     $      -       $     -

Undiscounted future net cash flows from proved producing oil and natural gas reserves is largely based on information provided by in-house reserve calculations. A discount factor of 10% was applied to estimated future cash flows to compute the estimated present value of proved oil and natural gas reserves. This valuations procedure does not necessarily result in an estimate of the fair market value of the Company's oil and natural gas properties.

No provision for income taxes, as the Company has resource and other unused tax pools to offset future taxable income.

The only change in the standardized measure of future cash flows from production has been due to the purchase of Ngatoro Energy Limited (formerly Minora Energy (NZ) Ltd.), a company whose sole asset was a 5% interest in the producing Ngatoro oil field. This interest is the only interest the Company holds in a proven oil property. The standardized measure calculation for the property, at December 31, 1996, was $704,000, as compared to the Net Book Value of $479,000.

       90                   PART IV

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE

There are no changes in, or disagreements with, accountants on accounting and financial disclosure.

ITEM 15.  EXHIBITS, FINANCIAL STATEMENTS SCHEDULES AND REPORTS
          ON FORM 8-K.

(a)  Financial Statements are contained in Item 8 of this Form
     10.

(b) No reports on Form 8-K have been filed during the last quarter of the period covered by this report.

(c)  Exhibits

Exhibit
Number    Document Description

3.1       Certificate of incorporation as Pryme Energy
          Resources Ltd. dated July 31, 1979.

3.2       Certificate of change of name from Pryme Energy
          Resources Ltd. to Newjay Resources Ltd. dated August
          23, 1985.

3.3       Certificate of change of name from Newjay Resources
          Ltd. to Consolidated Newjay Resources Ltd. dated
          August 25, 1993.

3.4       Certificate of change of name from Consolidated
          Newjay Resources Ltd. to Indo-Pacific Energy Ltd.
          dated May 9, 1995.

3.5 Articles of incorporation and memorandum of the Registrant.

3.6 Articles of continuance dated September 10, 1997 under Business Corporations Act (Yukon).

3.7 Certificate of continuance dated September 25, 1997 under Business Corporations Act (Yukon).

3.8       Bylaws dated as at September 25, 1997.

10.1      Copy of permit dated August 19, 1997.

10.2 *    Operating agreement with Asia Pacific Oil regarding PPL
          38312.  Filed via paper pursuant to a Hardship Exemption.

10.3      Copy of permit dated June 19, 1996.

10.4      Farm-in agreement dated November 14, 1996 with
          Trans-Orient Petroleum Ltd. and Indo-Pacific Energy
          (NZ) Ltd.

10.5      Farm-in agreement dated October 30, 1997 with Boral
          Energy Resources (NZ) Ltd., Indo-Pacific Energy (NZ)
          Ltd. and Moondance Energy Ltd.

10.6      Deed of Assignment and Assumption dated October 30,
          1997 with Indo-Pacific Energy (NZ) Ltd., Moondance
          Energy Ltd., Croft Exploration Ltd. and Boral Energy
          Resources (NZ) Ltd.

10.7 Deed of Assignment and Assumption dated November 6, 1997 with Indo-Pacific Energy (NZ) Ltd., Moondance Energy Ltd., Croft Exploration Ltd., Boral Energy Resources (NZ) Ltd. and Trans-Orient Petroleum (NZ) Ltd.

10.8      Deed of Withdrawal, Assignment and Assumption dated
          November 7, 1997 with Indo-Pacific Energy (NZ) Ltd.,
          Moondance Energy Ltd., Croft Exploration Ltd., Boral
          Energy Resources (NZ) Ltd. and Trans-Orient
          Petroleum (NZ) Ltd.

10.9      Deed of Withdrawal, Assignment and Assumption dated
          November 7, 1997 with Indo-Pacific Energy (NZ) Ltd.,
          Moondance Energy Ltd., Boral Energy Resources (NZ)
          Ltd. and Trans-Orient Petroleum (NZ) Ltd.

10.10     Copy of permit 38330 dated June 4, 1996.

10.11     Copy of permit 38332 dated June 24, 1997.

10.12 Deed of Assignment dated October 10, 1997 with Indo-Pacific Energy (NZ) Ltd., Boral Energy Resources
          Limited, Boral Energy Resources (NZ) Limited, Trans
          New Zealand Oil Company.

10.13     Copy of permit 38256 dated August 25, 1997.

10.14     Copy of permit 38148 dated December 23, 1996.

10.15     Copy of licence 38706 dated August 1, 1993.

10.16     Share Purchase Agreement with Shareholders of Minora
          Energy (New Zealand) dated December 4, 1996.

10.17     Deed of Assignment and Assumption from Minister of
          Energy (New Zealand), December 23, 1996.

10.18 * Operating agreement regarding PPL 38707 dated September 2, 1993. Filed via paper pursuant to a Hardship Exemption.

10.19     Copy of permit 38716 dated October 12, 1995.

10.20 *   Operating agreement regarding PEP 38716 dated April 22,
          1997.  Filed via paper pursuant to a Hardship Exemption.

10.21     Assignment and novation agreement dated as of July
          1, 1997 with Australian Worldwide Exploration NL.

10.22     Copy of permit 38720 dated September 2, 1996.

10.23     Copy of permit PEP 38723 dated October 30, 1997.

10.24     Copy of licence PPL 192 dated January 28, 1997.

10.25     Copy of permit AC P19.

10.26     Copy of permit 39.

10.27     Copy of permit WA-199-P.

10.28     Farmin agreement dated November 28, 1997 between Boral
          Energy Resources Limited and Indo-Pacific Energy (Aust)
          Pty. Ltd.

10.29     China-Joint Study Agreement of March 18, 1996 (50%).

27        Financial Data Schedule

99.2      Escrow agreement dated April 8, 1994 among the Pacific

          Corporate Trust Company, the Registrant and certain

          shareholders of the Registrant.

99.2      Form Incentive Stock Option Agreement.

99.3 *    Letter granting continuing Hardship Exemption

*    Filed via Continuing Hardship Exemption.













       93                  SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this to the Form 10 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wellington, New Zealand, on this 9th day of January, 1998.

                   INDO-PACIFIC ENERGY LTD.

                   BY: /s/ Dr. David Bennett, President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Dr. David Bennett, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 10 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures                Title                    Date

/s/ Dr. David Bennett     President, Chief         January 9, 1998
                          Executive Officer
                          and member of the
                          Board of Directors

/s/ Alex Guidi            Chairman of the          January 8, 1998
                          Board of Directors


/s/ Alex Guidi            Member of the            January 8, 1998
John B. Holland           Board of Directors
by his proxy
Alex Guidi

_____________________     Member of the            ____________, 1998
Brad Holland              Board of Directors


/s/ Mark Katsumata        Secretary                January 8, 1998
Mark Katsumata

                          EXHIBIT INDEX
Exhibit
Number    Document Description

3.1       Certificate of incorporation as Pryme Energy Resources
          Ltd. dated July 31, 1979.

3.2 Certificate of change of name from Pryme Energy Resources Ltd. to Newjay Resources Ltd. dated August 23, 1985.

3.3 Certificate of change of name from Newjay Resources Ltd. to Consolidated Newjay Resources Ltd. dated August 25, 1993.

3.4       Certificate of change of name from Consolidated Newjay
          Resources Ltd. to Indo-Pacific Energy Ltd. dated May 9, 1995.

3.5       Articles of incorporation and memorandum of the Registrant.

3.6 Articles of continuance dated September 10, 1997 under Business Corporations Act (Yukon).

3.7 Certificate of continuance dated September 25, 1997 under Business Corporations Act (Yukon).

3.8       Bylaws dated as at September 25, 1997.

10.1      Copy of permit dated August 19, 1997.

10.2 * Operating agreement regarding PPL 38312 with Asia Pacific Oil. Filed via paper pursuant to a Continuing Hardship Exemption.

10.3      Copy of permit dated June 19, 1996.

10.4 Farm-in agreement dated November 14, 1996 with Trans-Orient Petroleum Ltd. and Indo-Pacific Energy (NZ) Ltd.

10.5 Farm-in agreement dated October 30, 1997 with Boral Energy Resources (NZ) Ltd., Indo-Pacific Energy (NZ) Ltd. and Moondance Energy Ltd.

10.6 Deed of Assignment and Assumption dated October 30, 1997 with Indo-Pacific Energy (NZ) Ltd., Moondance Energy Ltd.,
          Croft Exploration Ltd. and Boral Energy Resources (NZ) Ltd.

10.7 Deed of Assignment and Assumption dated November 6, 1997 with Indo-Pacific Energy (NZ) Ltd., Moondance Energy Ltd., Croft Exploration Ltd., Boral Energy Resources (NZ) Ltd. and Trans-Orient Petroleum (NZ) Ltd.

10.8 Deed of Withdrawal, Assignment and Assumption dated November 7, 1997 with Indo-Pacific Energy (NZ) Ltd., Moondance Energy Ltd., Croft Exploration Ltd., Boral Energy Resources (NZ) Ltd. and Trans-Orient Petroleum (NZ) Ltd.

10.9 Deed of Withdrawal, Assignment and Assumption dated November 7, 1997 with Indo-Pacific Energy (NZ) Ltd., Moondance Energy
          Ltd., Boral Energy Resources (NZ) Ltd. and Trans-Orient Petroleum
          (NZ) Ltd.

10.10     Copy of permit 38330 dated June 4, 1996.

10.11     Copy of permit 38332 dated June 24, 1997.

10.12     Deed of Assignment dated October 10, 1997 with Indo-Pacific Energy
          (NZ) Ltd., Boral Energy Resources Limited, Boral Energy
          Resources (NZ) Limited, Trans New Zealand Oil Company.

10.13     Copy of permit 38256 dated August 25, 1997.

10.14     Copy of permit 38148 dated December 23, 1996.

10.15     Copy of licence 38706 dated August 1, 1993.

10.16 Share Purchase Agreement with Shareholders of Minora Energy (New Zealand) dated December 4, 1996.

10.17 Deed of Assignment and Assumption from Minister of Energy (New Zealand), December 23, 1996.

10.18 * Operating agreement regarding PPL 38706 dated September 2, 1993. Filed via paper pursuant to a Continuing Hardship Exemption.

10.19     Copy of permit 38716 dated October 12, 1995.

10.20 * Operating agreement regarding PEP 38716 dated April 22, 1997. Filed via paper pursuant to a Continuing Hardship Exemption.

10.21 Assignment and novation agreement dated as of July 1, 1997 with Australian Worldwide Exploration NL.

10.22     Copy of permit 38720 dated September 2, 1996.

10.23     Copy of permit PEP 38723 dated October 30, 1997.

10.24     Copy of licence PPL 192 dated January 28, 1997.

10.25     Copy of permit AC P19.

10.26     Copy of permit 39.

10.27     Copy of permit WA-199-P.

10.28 Farmin agreement dated November 28, 1997 between Boral Energy Resources Limited and Indo-Pacific Energy (Aust) Pty. Ltd.

10.29     China-Joint Study Agreement of March 18, 1996 (50%).

27        Financial Data Schedule

99.1 Escrow agreement dated April 8, 1994 among the Pacific Corporate Trust Company, the Registrant and certain shareholders of the Registrant.

99.2      Form Incentive Stock Option Agreement.

99.3 *    Letter granting Continuing Hardship Exemption.

*    Filed via Continuing Hardship Exemption.